UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12

B/E Aerospace, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
__
(2)	Aggregate number of securities to which transaction applies:
__
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
__
(4)	Proposed maximum aggregate value of transaction:
__
(5)	Total fee paid:
__

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
__
(2)	Form, Schedule or Registration Statement No.:
__
(3)	Filing Party:
__
(4)	Date Filed:

B/E AEROSPACE, INC.
1400 CORPORATE CENTER WAY
WELLINGTON, FLORIDA 33414-2105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 24, 2014

Notice is hereby given that the Annual Meeting of Stockholders of B/E Aerospace, Inc., a Delaware corporation (the “Company”), will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Thursday, July 24, 2014 for the following purposes:

1.         To elect two Class II Directors;

2.         To consider and act upon a proposal to approve compensation paid to Named Executive Officers of the Company on an advisory basis;

3.         Ratification of the appointment of Independent Registered Public Accounting Firm;

        4.         To transact any other business that may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on May 27, 2014 are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

RYAN M. PATCH
Secretary

Wellington, Florida
June 12, 2014

  i

B/E AEROSPACE, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 24, 2014

PROXY STATEMENT

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 12, 2014.

The enclosed form of proxy is solicited on behalf of B/E Aerospace, Inc. (the “Company”) to be voted at the 2014 Annual Meeting of Stockholders to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Thursday, July 24, 2014, or at any adjournment or postponement thereof.

If you are a stockholder of record, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote in person at the annual meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

●
To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central Time, on July 24, 2014 to be counted.

●
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

●
To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time, on July 24, 2014 to be counted.

●	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the Internet, and not revoked, will be voted at the meeting by the persons named as proxies, Thomas P. McCaffrey and Ryan M. Patch.

The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally, by telephone and telegram from brokerage houses and by other stockholders. Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies. The Company has retained Georgeson Shareholder Communications, Inc. to assist in solicitation of proxies for a fee of $8,000 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the common stock.

In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company’s common stock, $0.01 par value, at the close of business on May 27, 2014 are entitled to receive notice of and to vote at the meeting. As of April 15, 2014 the Company had 105,892,695 shares of common stock issued and 105,252,271 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Consistent with Delaware state law and the Company’s by-laws, a majority of the votes entitled to be cast present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting. The two nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors, Proposal No. 1, shall be elected directors. The election of our directors in uncontested elections is governed by a “plurality plus” standard, pursuant to which any director candidate who receives more votes “withheld” than votes “for” election shall tender their resignation from the Board following the final certification of such stockholder vote for consideration by the Chairman of the Board. The Chairman of the Board will then consider such resignation, taking into account the Company’s interests and any current or foreseeable factors or circumstances relating to such director, and recommend to the Board the action to be taken with respect to such resignation. The Board then shall act on such recommendation relative to the tendered resignation, after which we will publicly disclose the Board’s decision as to whether it accepted such director’s resignation.

The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast, is necessary to approve the actions described in Proposals Nos. 2 and 3.

The inspector of election will count the total number of votes cast “for” the nominee for election as a director or “for” approval of Proposals Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast for each such proposal. The inspector of election will count shares (i) represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposals Nos. 2 and 3; or (ii) that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposals Nos. 2 and 3. “Broker non-votes” are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.

The Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2013 accompanies this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS

B/E Aerospace, Inc.’s Proxy Statement and Annual
Report on Form 10-K are available at
www.beaerospace.com

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nomination of Directors

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors (the “Board”) nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Chairman of the Board and the Nominating and Corporate Governance Committee seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board, on a periodic basis (at least semi-annually), the current composition of the Board in light of the characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company’s anticipated needs. All of our independent directors serve on Board Committees further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board. In connection with its most recent annual review, the Nominating and Corporate Governance Committee recommended the nomination of Messrs. Robert J. Khoury and Jonathan M. Schofield, currently designated as Class II Directors, whose terms expire at the meeting, to serve as Class II Directors for a term of three years, expiring at the 2017 Annual Meeting of Stockholders. If Messrs. Khoury and Schofield are re-elected, the Nominating and Corporate Governance Committee and the full Board believe that the Board will have an excellent composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to finance, leadership, business operations and industry as well as company specific knowledge. The biographies of Messrs. Khoury and Schofield and our continuing current directors below contain information regarding each nominee’s and continuing current director’s experience, qualifications and skills. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the size of the Board and the needs of the Board at a given point in time.

In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board shall encompass a range of talent, skills, expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our principal address in Wellington, Florida. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given no later than the earlier of (i) 50 days before the first anniversary of the last Annual Meeting of Stockholders or (ii) if less than 60 days’ notice of the date of the Annual Meeting of Stockholders at which directors are to be elected is given, within ten days after such notice. Once we receive the nomination, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2014 Annual Meeting of Stockholders.

The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

The nominees are Messrs. Robert J. Khoury and Jonathan M. Schofield, currently designated as Class II Directors, whose terms expire at the meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

If elected, Messrs. Robert J. Khoury and Jonathan M. Schofield, will serve as Class II Directors for a term of three years, expiring at the 2017 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Messrs. Robert J. Khoury and Jonathan M. Schofield will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote for a substitute nominee or nominees, or refrain from voting.

Set forth below is the business experience of, and certain other information regarding, the two director nominees and the other current directors of the Company.

Director Nominees

Name, Age, Business Experience and Current Directorships	Director
Since

ROBERT J. KHOURY, 72	1987

Robert J. Khoury has been a Director since July 1987, when he co-founded the Company. On December 31, 2005, Mr. Khoury retired from service as the Company’s President and Chief Executive Officer, a position he held since August 2000. From April 1996 through August 2000, he served as Vice Chairman of the Company. Mr. Khoury is a member of the Board of Governors of the Aerospace Industries Association. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level award from the American College of Corporate Directors, a public company director education and credentialing organization. During Mr. Khoury’s 20-year tenure as COO and/or CEO, he oversaw the integration of numerous acquired businesses, including the alignment of our business processes and I.T. systems across all functions, implemented lean manufacturing and oversaw the implementation of best practices in human resources. These experiences, together with his intimate knowledge of our business and industry, uniquely qualify him to serve as a member of our Board. Mr. Robert J. Khoury is the brother of Amin J. Khoury, our Chairman and Co-Chief Executive Officer and a co-founder of the Company.

JONATHAN M. SCHOFIELD, 73	2001

Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as Chairman and CEO of Airbus North America Holdings, a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft. Mr. Schofield served as Chairman of Airbus North America from February 2000 until his retirement in March 2001. Prior to 1989, Mr. Schofield served in various executive positions at Pratt & Whitney, a division of United Technologies Corporation. From 1989 until he joined Airbus, Mr. Schofield was President of United Technologies International Corporation. Mr. Schofield is currently a member of the Board of Directors of Nordam Group and is a trustee of LIFT Trust. Mr. Schofield became a member of the Ordre national de la Légion d’honneur in 2002. Mr. Schofield’s education, aerospace industry business experience, including his role as Chairman and CEO of Airbus North America, and as President of United Technologies International during which he developed and executed global marketing strategies and interfaced with procurement, finance and human resources, together with his intimate knowledge of our business and industry, uniquely qualify him to serve as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES.

Current Directors

	Director	Term
Name, Age, Business Experience and Current Directorships	Since	Expires

RICHARD G. HAMERMESH, 66	1987	2015

Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh has been a Professor of Management Practice at Harvard Business School since July 1, 2002. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh’s education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 27 years as a Professor of Management Practice at Harvard Business School where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry (including over 25 years as a member of our Board), uniquely qualify him to serve as a member of our Board.

AMIN J. KHOURY, 75	1987	2015

Amin J. Khoury has been the Chairman of the Board of Directors since July 1987 when he co-founded the Company. Mr. Khoury was appointed Chief Executive Officer effective December 31, 2005 through December 31, 2013. Mr. Khoury also served as the Company’s Chief Executive Officer from July 1987 through April 1996. Mr. Khoury has been a Trustee of the Scripps Research Institute since May 2008. Mr. Khoury holds a Masters Professional Director Certification from the American College of Corporate Directors earned by completing a minimum of 90 hours of public company director education and an Advanced Director Certification from the Corporate Directors Group. Mr. Khoury’s education, his business experience, which includes having co-founded our Company, and serving as Chairman and/or CEO since 1987, during which he was primarily responsible for the development and execution of our business strategies that resulted in the growth in our business from a single product line business with $3.0 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products and the world’s leading distributor of aerospace consumable products, with annual revenues in 2013 of $3.5 billion.

Mr. Khoury has led our strategic planning and our acquisition strategy as well as our operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors which he has gained over the last 27 years. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board of Directors. Mr. Amin J. Khoury is the brother of Robert J. Khoury, Director and co-founder of the Company.

MICHAEL F. SENFT, 55	2012	2016

Michael F. Senft has been a Director since February 2012. Mr. Senft is currently a Managing Director of Moelis & Company, where he provides strategic advisory services to clients in a variety of industries, including the Industrials, Metals and Mining, and Food sectors. Since 1993, Mr. Senft has been a highly valued adviser to our Company, having structured and placed or advised our Company on long-term capital transactions totaling over $4 billion and advised our Company on essentially all our strategic acquisitions. Mr. Senft has over 30 years of experience as an investment banker, including prior roles as Global Head of Leveraged Finance at CIBC, and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft is also President of Crucible Associates LLC, a private investment vehicle he founded in 2009. From 2008 to 2010, Mr. Senft served on the Board of Directors of Moly Mines Ltd., a development stage mining company publicly listed on the Australian and Toronto stock exchanges and from 1991 to 1994 he served on the Board of Directors of Del Monte Foods. Mr. Senft’s education and extensive experience in strategic business planning coupled with deep understanding of our business, uniquely qualify him to serve as a member of our Board.

Name, Age, Business Experience and Current Directorships	Director	Term
	Since	Expires

JOHN T. WHATES, Esq., 66	2012	2016

John T. Whates has been a Director since February 2012. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is Chairman of the Board of Dynamic Healthcare Systems, Inc., a company that provides enterprise technology software solutions to healthcare organizations. From 1994 to 2011, Mr. Whates was a tax and financial advisor to our Company, providing business and tax advice on essentially all of our significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whates’ extensive experience, multi-dimensional educational background, and thorough knowledge of our Company, uniquely qualify him to serve as a member of our Board.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors and Committees

The Board held four meetings during 2013. Currently, the Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All members of our Board are expected to attend our Annual Meeting of Stockholders, absent extenuating circumstances, and in 2013, all current members attended our Annual Meeting of Stockholders. The Board has determined that Messrs. Hamermesh, Schofield, Senft and Whates are independent under NASDAQ Stock Market rules. Each member of the Board attended 100% of the aggregate number of meetings of the Board and of the Committees of the Board on which the director served during 2013.

The Audit Committee is currently composed of Messrs. Hamermesh, Senft and Whates, with Mr. Hamermesh serving as Chairman. The Audit Committee held four meetings during 2013. The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

All members of the Audit Committee are independent under NASDAQ Stock Market and Securities and Exchange Commission, or SEC, rules. The Audit Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee is currently composed of Messrs. Schofield, Senft and Whates, with Mr. Schofield serving as Chairman. The Compensation Committee held four meetings during 2013. The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company’s incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by NASDAQ Stock Market rules. The Compensation Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of the NASDAQ Stock Market. Our CEO, COO, CFO and Vice President, Human Resources attended portions of some or all of the Compensation Committee meetings during 2013 at the invitation of the Compensation Committee. Management input was taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets. Our Vice President-Law, General Counsel and Secretary also attended the meetings during 2013 to provide the Compensation Committee with information to consider in respect to his area of expertise. Our Vice President-Law, General Counsel and Secretary also serves as secretary to the Compensation Committee. On no occasion were any of our Named Executive Officers (“NEOs”) involved in any discussion specifically relating to their own compensation, other than our CEO, who discussed both his performance and his compensation directly with our Compensation Committee.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Hamermesh, Schofield, Senft and Whates, with Mr. Schofield serving as Chairman. The Nominating and Corporate Governance Committee held four meetings during 2013. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board by actively identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by current NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board. All of the members of the Nominating and Corporate Governance Committee support the nominations of Messrs. Khoury and Schofield.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.beaerospace.com, in the Investor Relations section. Please note that the information contained in or connected to our website is not a part of this proxy statement.

Board Diversity

The Chairman of the Board together with the Nominating and Corporate Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that, as a whole, is strong in its collective knowledge and has a diversity of skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and such other factors that the Nominating and Corporate Governance Committee considers appropriate so that the Board includes members, if suitable, with diverse backgrounds, perspectives, skills and experience, who are likely to serve the Company’s anticipated needs and enhance Board dynamics and effectiveness. The Nominating and Corporate Governance Committee believes our Board has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers which total over 200 years in the aerospace, defense and related industries.

Risk Oversight

Our Board takes an active role in overseeing the risk management of the Company with a focus on the most significant risks facing the Company. The Board’s oversight of risk management is designed to support the achievement of the strategic objectives of the Company and increase stockholder value. A fundamental part of risk management for the Company is not only understanding the risks that are faced by the Company and the steps necessary to manage those risks, but also understanding what level of risk is appropriate for the Company. The Company's Co-Chief Executive Officers, Chief Financial Officer and other members of senior management regularly evaluate and report to the Board on significant risks facing the Company. In addition, each Committee of the Board is also responsible for assessing the risk exposure related to its specific area. The Committees discuss matters of interest with the Company’s senior management, including matters related to our corporate governance and our code of conduct, and report to the full Board, as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Leadership Structure

The Board believes that the Company and its stockholders have been and will continue to be well served by having the Company’s principal founder and Chief Executive Officer serve as Chairman of the Board. Mr. Amin J. Khoury has led our strategic planning and our acquisition strategy as well as our operational integration and execution strategy. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors, which he has gained over the last 27 years, all of which uniquely qualify him to serve as our Company’s Chairman of the Board. The Board believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of the Company’s business and affairs.

The Board is composed of a majority of independent directors. The Company’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee are each composed solely of independent directors. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings industry, competitive and company-specific experience and expertise. The Board believes the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. Notwithstanding the above, the Board recognizes that, in the future, circumstances may necessitate that the roles of Chairman and Chief Executive Officer be separated and, therefore, the Board retains the authority to separate the roles if it were to determine that such a division might be appropriate in the future.

One of the key responsibilities of the Board is to assist management in developing strategic direction and then holding management accountable for the execution of strategy once it is developed. The Board believes, at this time, the combined role of Chairman and Chief Executive Officer, together with the independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

While the Board has not formally appointed a lead independent director, the Board believes that the current composition of the Board and the functioning of the independent directors effectively maintain independent oversight of the Company’s management. Four out of six of the Company’s directors are independent and the chair and members of each of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors. As a result, independent directors oversee all significant matters affecting the Company, including the Company’s financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices. Independent directors meet in regular executive sessions not attended by the non-independent directors and management in conjunction with each regular Board meeting and as they otherwise deem appropriate. At each executive session, the respective chair of the Board Committee relating to the specific matter discussed by the independent directors, leads the discussion. For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board and other Board policy matters.

Following each executive session, the independent directors report the results of the discussions to the full Board, as appropriate. These discussions are led by the appropriate Committee chair. Additional executive sessions may be convened at any time at the request of an independent director, and, in such event, the independent director chairperson of the most closely associated Committee to the discussed topic leads the discussion and the report to the full Board. During executive sessions directors also discuss and propose matters to be included in the agenda for future Board meetings.

Compensation Consultant

To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages an outside executive compensation consultant that is independent under the Securities and Exchange Commission and NASDAQ Stock Market rules to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive and director compensation programs. The Compensation Committee selected Mercer Human Resource Consulting (“Mercer”) as its consultant for 2013 and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and instructing the Compensation Committee on director and executive compensation trends and best practices. An affiliate of Mercer, Marsh Inc., provides risk management and insurance brokerage services to the Company, for which it was paid approximately $495,900 in 2013. None of these fees were related to executive or director compensation. The Compensation Committee has reviewed the risk management and broker services provided by Marsh Inc. and has determined that these services do not constitute a conflict of interest for Mercer or prevent Mercer from being objective in its work for the Compensation Committee. Mercer periodically participated in Compensation Committee meetings, and also provided the Compensation Committee with specialized advice to consider in establishing and evaluating our compensation practices. Mercer reports directly to the Compensation Committee. The individuals at Mercer who provide executive and director compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries, except for non-executive or director compensation consulting matters as specifically authorized by the Compensation Committee. Further, Mercer has not been engaged to advise the Company or its management on executive and director compensation matters. In 2013, Mercer was paid approximately $160,300 with respect to its services to the Compensation Committee. Greater detail regarding our compensation process is set forth below in our “Compensation Discussion and Analysis.”

Stockholder Communications with our Board of Directors

To facilitate the ability of stockholders to communicate with our Board, communications may be sent to: The Board of Directors, c/o Corporate Secretary, B/E Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414-2105.

Our Corporate Secretary reviews all correspondence addressed to the Board and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical or conflict of interest situations, which are directed to the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

No person who is or has been an officer or other employee of the Company served as a member of the Company’s Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee on the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related person transaction.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for serving on the Board. In 2013, non-employee directors received an annual cash retainer of $100,000. In addition, the chairs of our Audit Committee and Compensation Committee each, received additional annual cash retainers of $35,000 and the members of the Audit Committee and Compensation Committee each received additional annual cash retainers of $12,500. All cash payments were made quarterly in arrears. We do not pay any additional fees for attendance at Board or Committee meetings.

Non-employee directors also received an annual grant of restricted stock with a fair market value of $57,000 (determined as of the date of grant) during 2013 pursuant to our B/E Aerospace, Inc. 2005 Long-Term Incentive Plan (“LTIP”). The awards vest on each of the first, second, third and fourth anniversaries of the date of grant, provided the director remains in continuous service through the applicable vesting period.

In 2013 we also contributed $33,000 of stock on behalf of each non-employee director to our B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan. This amount is included as deferred share units under the plan and is fully vested. Directors may also elect, as appropriate, to defer up to 100% of their cash and stock retainers under the plan. The deferred compensation is held in a share unit or cash account under the plan until the termination of the director’s service and is distributed in a lump sum or in up to ten annual installments, as elected by the director. The directors are fully vested in the deferred shares at all times but have no rights as stockholders until distribution. In the event of a change of control (as defined in the plan), the accounts under the plan will immediately be distributed to the directors.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board. In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. We do not provide our directors with any other perquisites or special benefits for their service on our Board.

Director compensation is recommended by the Compensation Committee and approved by the entire Board.

Our Board established stock ownership guidelines for our executive officers and non-employee directors. Under these guidelines, directors are required to own shares of the Company’s common stock with a market value of at least three times their annual cash retainers. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. At December 31, 2013 all members of our Board and all NEOs were in compliance or making significant progress towards complying with such guidelines.

Consulting Arrangement with Robert J. Khoury. We have a consulting agreement with Mr. Robert J. Khoury, our former President and Chief Executive Officer. Pursuant to this agreement Mr. Khoury agreed to provide certain specified services to us through December 31, 2014, including: periodic advice and consultation regarding Company operational matters such as lean manufacturing and related continuous improvement programs; sales, and marketing advice, assistance in maintaining key customer relationships through periodic customer visits and such other services mutually agreed upon by Mr. Khoury and the Company. In consideration for the consulting services, Mr. Khoury receives a consulting fee of $300,000 per calendar year. He is also entitled to an office, secretarial support and air travel in accordance with the Company’s policy regarding authorization and limitation on officer travel. The consulting agreement may not be amended, modified or terminated without the prior written consent of both parties. If Mr. Khoury ceases to provide the consulting services as a result of his death or disability, he or his estate will be entitled to a lump sum payment equal to the consulting fees payable through the remainder of the consulting period. As a member of the Board, Mr. Khoury is also entitled to receive all compensation paid to our non-employee directors.

The following table summarizes the compensation paid to our non-employee directors in 2013:

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)
(a)	(b)	(c)	(g)	(h)
Richard G. Hamermesh	$135,000	$90,154	$-	$225,154
Robert J. Khoury	100,000	90,227	361,061	551,288
Jonathan M. Schofield	135,000	90,154	-	225,154
Michael F. Senft	125,000	90,167	-	215,167
John T. Whates	125,000	90,167	-	215,167

(1)
Includes all cash retainers earned by our non-employee directors as described above. In addition, includes amounts deferred as cash or into shares of common stock under the NEDDSP at the director’s election.

(2)
The amounts reported in the Stock Awards column represent the aggregate full grant date fair value of (x) the annual restricted stock awards and (y) the deferred shares allocated to each director’s account under the plan calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718) (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2013 included in our annual report on Form 10-K filed with the SEC on February 24, 2014.

(3)
The amount reported for Mr. Robert J. Khoury for 2013 includes payments under our consulting agreement with him of $300,000; personal use of the Company aircraft of $54,200; and executive medical coverage of $6,861. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering. The terms of our executive medical plan are set forth below in our “Compensation Discussion and Analysis.”

During 2013, at the direction of the Compensation Committee, Mercer prepared a study of director compensation for our Company and determined that our aggregate director compensation approximated the 75th percentile of our peer group.

As of December 31, 2013, the aggregate number of outstanding deferred shares and unvested restricted stock awards held by each non-employee director was as follows:

		Unvested
	Deferred	Stock
	Shares	Awards
Name	(#)	(#)
Richard G. Hamermesh	7,715	2,746
Robert J. Khoury	9,109	2,746
Jonathan M. Schofield	7,064	2,746
Michael F. Senft	1,212	1,743
John T. Whates	1,212	1,743

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of three directors: Messrs. Hamermesh, Senft and Whates, and operates under a written charter adopted and approved by the Board, which is available on our website at www.beaerospace.com in the Investor Relations section. Mr. Hamermesh currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All three current directors serving on the Audit Committee are independent Committee members as defined by NASDAQ Stock Market and SEC rules. Our Board has determined that Mr. Hamermesh is an “audit committee financial expert” in accordance with SEC rules.

Report of the Audit Committee of the Board of Directors

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for 2013 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communication with Audit Committees,” and discussed and reviewed the results of Deloitte & Touche LLP’s audit of the Company’s consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Company’s independent auditors also provided to us the written disclosures and the annual communication required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP’s independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board that the Company’s audited consolidated financial statements for 2013 be included in the Company’s Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

Audit Committee
Richard G. Hamermesh
Michael F. Senft
John T. Whates

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders with a non-binding advisory “say-on-pay” vote with respect to the compensation of our NEOs as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis”, the compensation tables and any accompanying narrative disclosures. As recommended by our stockholders, we are submitting this non-binding vote on an annual basis.

We encourage stockholders to read the “Compensation Discussion and Analysis” set forth below which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives which provide detailed information on the compensation of our NEOs.

A key focus of our Compensation Committee is pay for performance. To this end, base salaries for our Co-Chief Executive Officers, and Senior Vice President and Chief Financial Officer expressed as a percentage of total direct compensation in 2013 were approximately 14% - 18% and our other NEOs base salaries ranged from approximately 26% to 28%. Additionally, our Compensation Committee follows a rigorous process that evaluates our performance versus the performance of our peer group when it approves the actual annual cash and long-term incentive compensation which is described in greater detail in the “Compensation Discussion and Analysis” set forth in this proxy statement. This approach helps to ensure our compensation approach is effectively linking pay and performance.

2013 was an outstanding year. We believe our performance in 2013 was well aligned with pay and reflects our record performance in 2013 in which we:

●	Set new records for revenues, net earnings, net earnings per share, bookings and backlog;
●	Exceeded our financial metrics and public financial guidance;
●	Expanded our operating margins by 60 basis points to 18.1%;
●	Generated approximately $30 million of savings through our low cost country sourcing and operational excellence initiatives;
●	Generated a record backlog (booked and unbooked) of approximately $8.8 billion;
●	Generated free cash flow of approximately $224 million or 61.3% of net earnings;
●
Accomplished a very significant milestone with the first delivery by Boeing to Delta Airlines of its next-generation 737-900ER airplane configured with our patented “Spacewall”tm modular lavatory system. Over a nineteen month period, we internally developed our Spacewall system, successfully contracted to sell this system to Boeing, built out the lavatory portion of our 290,000 sq. ft. state-of-the-art facility in the Philippines, successfully trained ~145 Philippines based lavatory production personnel, brought on stream production lines, obtained all regulatory approvals and shipped the systems on time;

●	Won numerous awards from major aerospace manufacturers, such as “Supplier of the Year”, “Preferred Supplier”, “Achievement of Excellence” and “Performance Excellence”;
●
Were awarded two very significant long-term supply agreements; the first was a contract extension and enhancement with United Technologies Corporation (“UTC”) in which we will provide aerospace fasteners, hardware, consumables and logistical services to UTC’s aerospace units - Goodrich, Hamilton Sunstrand, Pratt & Whitney and Sikorsky. The total estimated value of the contract is expected to be approximately $950 million over 2015-2022. The second award was from AgustaWestland to supply consumables and logistics for their global operations. Total revenues from this contact are expected to be approximately $200 million and runs through 2018;

●
Strengthened the quality of our seating product portfolio as evidenced by this year’s Skytrax World Airline Awards, the largest airline passenger satisfaction benchmark. In 2013, Garuda Indonesia won the best economy class seat and best economy class service and product. Qatar Airways was named best business class service and product. Japan Airlines won its business class seat and Etihad Airways had the best first class service. Importantly, all of these seating programs were developed and sold by our company;

●
Generated stellar marketing results for our seating business that resulted in a significant number of awards and a record level of shipments. Our Super First Class business was awarded programs from numerous customers including British Airways, Emirates, Etihad, Japan Airlines and Swiss Air. We won premium business class seating programs from Air China, China Airlines, Delta Airlines, Ethiopian Airlines, Garuda Indonesia, Qatar Airlines, Kai (Korea Aerospace Industries), United Airlines and Virgin Blue. We continue to win main cabin awards for our Pinnacle seating platform, including awards from British Airways, Cathay Pacific, Delta Airlines, Ethiopian Airlines, Garuda Indonesia, Jet Blue Airways, Saudi Arabia Airlines and United Airlines;

●
Leveraged our Boeing 737 LED lighting program to capture retrofit business for additional lighting programs on other aircraft platforms. Key retrofit lighting wins included programs to retrofit Boeing 737, 757, 767 and 77 aircraft; and,

●	Completed two acquisitions in our consumables management segment and entered into two agreements to acquire two additional companies, all in the oilfield rental equipment and services business.

We believe the above achievements were the key short-term drivers of intrinsic value creation during 2013. Our earnings per share for the three year period ended December 31, 2013 grew at a compound annual growth rate of approximately 35%. Additionally, our total shareholder return for the one and three-year periods ended December 31, 2013 were 76% and 135%, respectively and over the five-year period ended December 31, 2013 our share price increased by 1,032%. We believe our Company has outperformed essentially every aerospace company from both an earnings and shareholder return perspective while positioning our company well for the future.

As more fully described in our 2013 Compensation Discussion and Analysis, over the past three years our Board made certain changes, including:

●
prohibiting members of our Board and our NEOs from entering into any hedging activities with shares of our common stock (which was adopted as a sound governance measure and did not result from any such behavior by employees or our Board);

●	adopting a plurality plus voting standard in cases when directors run in an uncontested election;
●	modifying the Board’s diversity practices to be more consistent with best practices;
●	adopting a compensation recoupment policy consistent with current market practices; and
●
modifying our annual cash incentives program to limit cash bonuses that may be paid to our NEOs to no more than the percentage of current year base salaries awarded in 2011, with any amount that otherwise would have been awarded under our plan to be instead awarded in the form of restricted shares which vest over a four-year period. As a result of this change, total cash compensation for our three most senior executives decreased by approximately 15% each as compared with 2012.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Our stockholders approved our 2013 “say-on-pay” proposal by an affirmative vote of 82.6% of the votes cast (excluding abstentions and non-votes).

While the say-on-pay vote is advisory only and is not binding on the Company, the Compensation Committee and our Board will consider the results of the stockholders’ vote and evaluate whether any actions should be taken in light of those results.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM FOR OUR NEOS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE “COMPENSATION DISCUSSION AND ANALYSIS”, THE COMPENSATION TABLES AND THE ACCOMPANYING NARRATIVE DISCLOSURES.

EXECUTIVE OFFICERS

●
Amin J. Khoury has been the Chairman of the Board since July 1987 when he co-founded the Company. Effective December 31, 2005, Mr. Khoury was appointed Chief Executive Officer through December 31, 2013. Mr. Khoury also served as the Company’s Chief Executive Officer until April 1, 1996. Mr. Khoury has been a Trustee of the Scripps Research Institute since May 2008. Mr. Khoury holds a Masters Professional Director Certification from the American College of Corporate Directors earned by completing a minimum of 90 hours of public company director education and an Advanced Director Certification from the Corporate Directors Group.

●
Werner Lieberherr was appointed Co-Chief Executive Officer effective January 1, 2014, and has been the President of B/E Aerospace, Inc. since December 31, 2010. Prior to this role, Mr. Lieberherr was our Chief Operating Officer and before that he was the Senior Vice President and General Manager for our Commercial Aircraft Segment. Prior to joining B/E Aerospace, Mr. Lieberherr spent 15 years with ABB and Alstom in operations in the energy industry, serving in various senior management positions in Europe, Asia and as President of North America operations.

●
Thomas P. McCaffrey has been Senior Vice President and Chief Financial Officer since May 1993. Prior to joining B/E Aerospace, Inc., Mr. McCaffrey was an Audit Director with Deloitte & Touche LLP from August 1989 through May 1993, and from 1976 through 1989 served in several capacities, including Audit Partner, with Coleman & Grant LLP. Mr. McCaffrey is a Certified Public Accountant licensed to practice in the states of Florida, California and Colorado.

●
Sean J. Cromie has been Vice President and General Manager for the Commercial Aircraft Segment since January 2011. From November 2007 to December 2010, Mr. Cromie served as Vice President and Managing Director of the Seating Facility in Kilkeel, Northern Ireland and previously as Business Unit Director. Prior to joining B/E Aerospace, Inc., Mr. Cromie spent six years in operational management roles with Sanmina SCI and NACCO MHG. Mr. Cromie also spent seven years with Kerry Group PLC.

●
Wayne R. Exton has been Vice President and General Manager, Business Jet Segment since May 2006. From November 2005 to April 2006, Mr. Exton served as Vice President and General Manager of the super first class division of the Business Jet Segment. Prior to joining B/E Aerospace, Inc., Mr. Exton spent nine years at the Automotive and Aerospace Divisions of Britax PLC, serving in a variety of senior management positions including President, Vice President Operations and Director of Global Marketing and Sales. Before joining that company, Mr. Exton held several senior management positions at Magneti Marelli (a division of Fiat) and Lucas Electrical.

●
Ryan M. Patch has been Vice President - Law, General Counsel, Secretary and Chief Compliance Officer since July 2009 and was previously Vice President - Law from December 2008 to July 2009. From 2005 to 2008, Mr. Patch was a shareholder and member of the Board of Directors of Jackson, DeMarco, Tidus & Peckenpaugh LLP in Irvine, California. Prior to that, Mr. Patch was a partner in a boutique California law firm since 1992. Mr. Patch is Authorized House Counsel in the State of Florida and has been admitted to practice before the State Bar of California and various U.S. District Courts. Since January 2012, Mr. Patch has served on the Board of Directors of the Association of Corporate Counsel, South Florida Chapter.

●
Stephen R. Swisher has been Vice President - Finance and Controller since August 1999. Mr. Swisher has been Controller since 1996 and served as Director, Finance from 1994 to 1996. Prior to 1994, Mr. Swisher held various management positions at Burger King Corporation and Deloitte & Touche LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 23, 2014, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company’s Chief Executive Officers, Chief Financial Officer and the three other most highly paid executive officers in 2013, (iii) each of the Company’s directors; and (iv) all of the Company’s NEOs and directors as a group. Except as otherwise indicated, each stockholder named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock
	Beneficially Owned
	Number ofShares		Percent of Outstanding
	(1)		Shares
BlackRock, Inc.	6,639,942	(2)	6.3%
40 East 52nd Street
New York, NY 10022
The Vanguard Group.	5,661,053	(3)	5.4%
100 Vanguard Blvd.
Malvern, PA 19355
Amin J. Khoury+*	199,152		**
Thomas P. McCaffrey+	67,681	(4)	**
Werner Lieberherr+	80,411	(5)	**
Wayne R. Exton+	32,991		**
Ryan M. Patch+	28,371		**
Sean J. Cromie+	26,426		**
Jonathan M. Schofield*	44,192	(6)	**
Richard G. Hamermesh*	17,448	(7)	**
Robert J. Khoury*	17,606	(8)	**
Michael F. Senft*	3,974	(9)	**
John T. Whates*	4,500	(10)	**
All Directors and Executive Officers as a group (11 Persons)	522,752		**
____________________________
+ Named executive officer

* Director of the Company

** Less than 1 percent

(1)	As of April 23, 2014, the Company had 105,251,914 shares of common stock outstanding.

(2)
Based on information in the Schedule 13G, as of December 31, 2013, filed on February 4, 2014, BlackRock, Inc. reported beneficial ownership of 6,639,942 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(3)
Based on information in the Schedule 13G, as of December 31, 2013, filed on February 11, 2014, The Vanguard Group reported beneficial ownership of 5,661,053 shares. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(4)	Includes 21,061 shares indirectly owned.

(5)	Includes 50,793 shares indirectly owned.

(6)	Includes 7,064 shares owned pursuant to the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan (“NEDDSP”).

(7)	Includes 7,810 shares owned pursuant to the NEDDSP and 2,000 shares indirectly owned.

(8)	Includes 9,109 shares owned pursuant to the NEDDSP and 5,000 shares indirectly owned.

(9)	Includes 1,212 shares owned pursuant to the NEDDSP.

(10)	Includes 1,212 shares owned pursuant to the NEDDSP.

COMPENSATION DISCUSSION & ANALYSIS

The Objectives of our Named Executive Officer Compensation Program

The following Compensation Discussion and Analysis addresses the objectives and elements of our executive compensation program, how our Compensation Committee uses external information to assist their oversight of our executive compensation and how we measure individual and Company performance.

The objectives of our 2013 executive compensation program were as follows:

●	Provide a total compensation opportunity that is competitive with the market for executive talent, thereby enabling us to attract, retain and motivate our executives;

●	Ensure a strong relationship between pay and performance, including rewards for results that meet or exceed performance targets, and consequences for results that are below performance targets; and

●	Align executive and stockholder interests through the provision of long-term incentives that link executive compensation to strategic and intrinsic value creation.

Our Named Executive Officers

Our NEOs include our six most highly compensated executives during 2013:

●	Amin J. Khoury

●	Werner Lieberherr

●	Thomas P. McCaffrey

●	Sean J. Cromie

●	Wayne R. Exton

●	Ryan M. Patch

What our Compensation is Intended to Reward

Company Performance. Through the provision of short-term and long-term incentives, our 2013 executive compensation program was designed to reward: (i) the achievement of short-term financial goals measuring operating earnings, cash flows, operating expense management and operating margins, and (ii) the execution of our long-term strategic goals and objectives.

During 2013, we:

●	Set new records for revenues, net earnings, net earnings per share, bookings and backlog;
●	Exceeded our financial metrics and public financial guidance;
●	Expanded our operating margins by 60 basis points to 18.1%;
●	Generated approximately $30 million of savings through our low cost country sourcing and operational excellence initiatives;
●	Generated a record backlog (booked and unbooked) of approximately $8.8 billion;
●	Generated free cash flow of approximately $224 million or 61.3% of net earnings;
●
Accomplished a very significant milestone with the first delivery by Boeing to Delta Airlines of its next-generation 737-900ER airplane configured with our patented “Spacewall”tm modular lavatory system. Over a nineteen month period, we internally developed our Spacewall system, successfully contracted to sell this system to Boeing, built out the lavatory portion of our 290,000 sq. ft. state-of-the-art facility in the Philippines, successfully trained ~145 Philippines based lavatory production personnel, brought on stream production lines, obtained all regulatory approvals and shipped the systems on time;

●	Won numerous awards from major aerospace manufacturers, such as “Supplier of the Year”, “Preferred Supplier”, “Achievement of Excellence” and “Performance Excellence”;
●
Were awarded two very significant long-term supply agreements; the first was a contract extension and enhancement with United Technologies Corporation (“UTC”) in which we will provide aerospace fasteners, hardware, consumables and logistical services to UTC’s aerospace units - Goodrich, Hamilton Sunstrand, Pratt & Whitney and Sikorsky. The total estimated value of the contract is expected to be approximately $950 million over 2015-2022. The second award was from AgustaWestland to supply consumables and logistics for their global operations. Total revenues from this contact are expected to be approximately $200 million and runs through 2018;

●
Strengthened the quality of our seating product portfolio as evidenced by this year’s Skytrax World Airline Awards, the largest airline passenger satisfaction benchmark. In 2013, Garuda Indonesia won the best economy class seat and best economy class service and product. Qatar Airways was named best business class service and product. Japan Airlines won its business class seat and Etihad Airways had the best first class service. Importantly, all of these seating programs were developed and sold by our company;

●
Generated stellar marketing results for our seating business that resulted in a significant number of awards and a record level of shipments. Our Super First Class business was awarded programs from numerous customers including British Airways, Emirates, Etihad, Japan Airlines and Swiss Air. We won premium business class seating programs from Air China, China Airlines, Delta Airlines, Ethiopian Airlines, Garuda Indonesia, Qatar Airways, Kai (Korea Aerospace Industries), United Airlines and Virgin Blue. We continue to win main cabin awards for our Pinnacle seating platform, including awards from British Airways, Cathay Pacific, Delta Airlines, Ethiopian Airlines, Garuda Indonesia, Jet Blue Airways, Saudi Arabia Airlines and United Airlines;

●
Leveraged our Boeing 737 LED lighting program to capture retrofit business for additional lighting programs on other aircraft platforms. Key retrofit lighting wins included programs to retrofit Boeing 737, 757, 767 and 77 aircraft; and,

●	Completed two acquisitions in our consumables management segment and entered into two agreements to acquire two additional companies, all in the oilfield rental equipment and services business.

The above achievements, we believe, were the key short-term drivers of intrinsic value creation during 2013. For the twelve-month period ended April 15, 2014, our share price has increased 39.5% to $82.10, versus 18.7% for the S&P 500 and 25.4% for NASDAQ over the same period, and our share price increased by 1,032% to $87.03 over the five-year period ended December 31, 2013. As a result, we believe our Company was one of the best performing aerospace mid-cap stocks in the world over this period.

We believe that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, and accordingly, we do not emphasize year-to-year changes in stock price in our evaluation of corporate performance. On a longer term basis we believe stockholder value is created through the successful execution of sound business strategy.

Our business strategy includes maintenance of a global market leadership position and to best serve our customers by:

●	Offering the broadest and most innovative products and services in the industry;

●	Offering a broad range of engineering services, including design, integration, installation and certification services and aircraft reconfiguration;

●	Pursuing the highest level of quality in every facet of our operation, from the factory floor to customer support;

●
Aggressively pursuing continuous improvement initiatives in all facets of our businesses, and in particular our manufacturing operations, to reduce cycle time, lower costs, improve quality and expand our margins; and

●	Pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturers and encompassing our entire product line.

Our Compensation Committee performs annual reviews of our performance and the contributions of our NEOs to ensure that our executive compensation program rewards the achievement of our financial objectives and the execution of our business strategy. We believe our executive compensation program is reasonable and provides appropriate incentives to our executives to achieve our corporate objectives without encouraging them to take excessive risks for short-term gains in their business decisions. See page 8 of this proxy statement for a discussion of the Board’s role in risk oversight.

Individual Performance. In addition to overall Company performance, our compensation program rewards individual performance toward the attainment of our goals and objectives. In setting the targeted pay levels of the NEOs, a variety of factors are considered, including: competencies, skills, prior experience, scope of responsibility and accountability within the organization.

On an annual basis, each NEO’s attainment of goals and demonstration of defined leadership competencies is assessed by our Chairman and Chief Executive Officer through our leadership performance and development assessment process. Each year, our Chairman and Chief Executive Officer makes recommendations to the Compensation Committee with respect to each of our NEOs (i) proposed base salary increases; (ii) proposed cash incentive awards for the preceding year; and (iii) proposed long-term equity incentives. The Compensation Committee performs a similar assessment of our Chairman and CEO and approves his compensation program. Final compensation decisions for each NEO are determined by the Compensation Committee in its sole discretion.

Consideration of “Say on Pay” and “Say on Frequency” Voting Results

In discharging its responsibilities, the Compensation Committee took into account the results of our stockholders’ “say-on-pay” and “say-on-frequency” votes. At our 2013 Annual Meeting of Stockholders, our stockholders approved our 2013 “say-on-pay” proposal by an affirmative vote of 82.6% (excluding abstentions and non-votes) of the votes cast. At our 2012 and 2011 Annual Meeting of Stockholders, a majority of our stockholders also voted for a non-binding advisory “say-on-pay vote” to be held on an annual basis. Accordingly, the Compensation Committee recommended to our Board that we hold the “say-on-pay vote” annually.

Over the past three years, our Board has taken the following actions:

●
Adopted a new policy prohibiting directors and executive officers from engaging in short sales of Company securities or engaging in hedging activities with respect to those securities (which was adopted as a sound governance measure and did not result from any such behavior by employees or members of our Board);

●
Adopted a corporate governance guideline changing our standard for electing its Directors in uncontested elections from the previous “Plurality” standard to a “Plurality Plus” standard pursuant to which: (i) any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation from the Board promptly following the final certification of such stockholder vote for consideration by the Chairman, (ii) the Chairman, after taking into consideration the best interests of the Company and any current or foreseeable factors or circumstances related to such Director, shall recommend to the Board the action to be taken with respect thereto, (iii) within ninety (90) days of the final certification of the relevant stockholder vote, the Board shall act upon such recommendation relative to the tendered resignation, and (iv) thereafter the Company shall publicly disclose the Board’s decision as to whether it accepted such Director’s resignation.

●	Modified the Board’s diversity practices to be more consistent with best practices;

●	Adopted a compensation recoupment policy, as described on page 28, consistent with current market practices; and

●
Modified our annual cash incentive program to limit cash bonuses that may be paid to our NEOs to no more than the percentage of current year base salaries awarded in 2011, with any amount that otherwise would have been awarded under our plan to be instead awarded in the form of restricted shares which vest over a four-year period. We believe this will better align the cash compensation of our NEOs with our peer companies, and increase their stock ownership, all while driving to a pay for performance standard. As a result of this change, total cash compensation for our three most senior executives decreased by approximately 15% each as compared with 2012.

The Elements of our Compensation Program

At the beginning of each year the Compensation Committee determines the targeted range of compensation levels which may be earned by each NEO. The Compensation Committee approved targeted 2013 compensation for our NEOs (depending on their title and position) in the following forms and percentages:

●	Base salary (approximately 14% - 28% of total targeted compensation);

●	Annual cash incentives (approximately 24% - 27% of total targeted compensation); and

●
Targeted annual long-term restricted stock awards granted in December of each year range from 30% - 44% of total targeted compensation; targeted long-term incentives as part of our performance based Management Incentive Plan (“MIP”) were approximately 16% - 20% of total targeted compensation resulting in total targeted long-term incentive compensation equal to 47% - 61% of total targeted compensation.

The aggregate total targeted long-term incentive compensation, expressed as a percentage of annual base salary, for each NEO (depending on title and position) was 171% - 426%.

Base Salary. We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account the results achieved by the executive, the executive’s future potential, scope of responsibilities and experience, and competitive salary practices. Employment agreements entered into with each of our NEOs provide for an annual cost of living increase or as otherwise determined by our Compensation Committee. Adjustments to base salaries for all of our employees are generally made as of July 1st of each year.

We believe that it is important to pay a base salary that is consistent with similarly sized industry peers with similar continuous performance characteristics. In 2013, base salary increases for our NEOs, exclusive of increases associated with promotions and changes in responsibilities, were approximately 9% of their 2012 base salaries. As more fully described under the heading “External Benchmarking” below, these increases generally positioned our NEOs’ base salary levels at approximately the 75th percentile of the base salaries of executives in comparable positions in the peer group which is identified on page 26 of this proxy statement.

Annual Cash Incentives.

Management Incentive Plan. Our NEOs are eligible to receive annual incentives pursuant to our MIP, based on the attainment of both financial and individual performance targets. Our MIP pool is generally determined by multiplying earnings before income taxes as determined by the Committee by an agreed upon percentage thereby providing an incentive pool which increases or decreases with pretax earnings. We modified our MIP, effective January 1, 2013, such that cash bonuses would not exceed certain percentages of base salaries, with the excess of any amount that otherwise would have been awarded absent the limitation on cash bonuses to be instead awarded in the form of restricted shares which vest over a four-year period. We believe that directly linking a significant portion of our NEOs’ cash compensation to an individual segment or aggregate corporate performance (as applicable) is an important factor in achieving our corporate objectives.

For 2013, the maximum cash payments for Messrs. Khoury, Lieberherr and McCaffrey were 172%, 150% and 150%, respectively of base salary and for Messrs. Cromie, Exton, and Patch were 90% of base salary. During 2011 and 2012 there were no minimum or maximum cash bonuses since the aggregate amount of cash incentives paid to MIP participants was determined by multiplying earnings before income taxes (as defined) by an agreed upon percentage thereby providing an incentive pool which increased or decreased with pretax earnings. The aggregate bonus pool for the three years ended December 31, 2013 was determined utilizing the same methodology in 2011 and 2012, the bonus pool was paid entirely in cash whereas in 2013 amounts earned in excess of the maximum cash payments described above were paid in the form of restricted stock.

For Messrs. Khoury, Lieberherr, McCaffrey and Patch, 2013 payments under the MIP were based upon achieving Company financial performance objectives. Mr. Cromie’s financial performance objectives relate to the commercial aircraft segment and Mr. Exton’s financial performance objectives relate to the business jet segment. The Compensation Committee, in its sole discretion, may increase or decrease the MIP awards on a case by case basis.

2013 Financial Performance Objectives. Each year the Compensation Committee determines the financial performance objectives under the MIP for each of our NEOs based upon our financial plan for that year. The minimum threshold for payment under the MIP with respect to a financial performance objective is generally 80% of the applicable target. Incentive payments for performance between 80% and 90% of a financial performance objective would generally not exceed 10% of the targeted MIP cash payment, with the actual amount of the incentive payment between these percentages determined by linear interpolation. For performance between 90% and 100%, the actual amount of the incentive payment is also generally determined by linear interpolation. For performance in excess of 100%, the actual amount of the incentive payment is directly proportionate to the level of attainment of the financial performance objectives. Cash bonuses under our MIP are subject to the limitations set forth above with the excess of any amount that otherwise would have been awarded absent the limitation on cash bonuses to be instead awarded in the form of restricted shares which vest over a four-year period.

Messrs. Khoury, Lieberherr, McCaffrey and Patch. The 2013 financial performance objectives for Messrs. Khoury, Lieberherr, McCaffrey and Patch were operating earnings, operating cash flow (each weighted at 30%) and operating margin and bookings (each weighted at 20%).

●	For 2013, our operating earnings target was approximately $630 million; we generated 100% of target, or approximately $629 million.

●	For 2013, our operating cash flow target was approximately $210 million; we generated 108% of our operating cash flow target, or approximately $224 million.

●	For 2013, our operating margin target was 18.7%; we generated an operating margin of 18.1%, or 96% of target.

●	Our 2013 bookings target was $3.5 billion; we generated bookings of approximately $3.5 billion, or 101% of target.

On February 13, 2014, the Compensation Committee determined we achieved approximately 100% of our targeted consolidated 2013 financial objectives. Our MIP pool was higher than prior years due to the higher level of earnings before income taxes (as defined). Considering this and other discretionary factors, the Compensation Committee determined Messrs. Khoury, Lieberherr, McCaffrey and Patch achieved 100% of their respective maximum cash bonus percentage of base salary of 172%, 150%, 150% and 90%. In addition the Compensation Committee awarded Messrs. Khoury, Lieberherr, McCaffrey and Patch restricted shares equal to 116%, 114%, 111% and 61% of their respective base salaries, resulting in total MIP awards (cash and long-term incentives) for 2013 equal to 288%, 264%, 261% and 151% of their respective base salaries.

Mr. Cromie. Mr. Cromie’s financial performance objectives relate to the commercial aircraft segment. On February 13, 2014, the Compensation Committee determined the commercial aircraft segment generated operating earnings and operating margin of approximately $320 million and 17.9%, respectively, which were 107% and 100%, respectively, of the operating earnings and operating targets of $301 million and 18.0%, respectively. Considering this and other discretionary factors, Mr. Cromie was awarded 100% of the maximum cash bonus percentage of his base salary and was also awarded restricted shares equal to 61% of his base salary, resulting in a total MIP award for 2013 equal to 151%, of his base salary.

Mr. Exton. Mr. Exton’s financial performance objectives relate to the business jet segment. On February 13, 2014, the Compensation Committee determined the business jet segment generated operating earnings and operating margin of $69 million and 16.5%, respectively, which were 117% and 99%, respectively, of the operating earnings and operating targets of $59 million and 16.7%, respectively. Considering this and other discretionary factors, Mr. Exton was awarded 100% of the maximum cash bonus percentage of his base salaries and was awarded restricted shares equal to 61%, of his base salary, resulting in total MIP awards for 2013 equal to 151%, of his base salary.

2013 Discretionary Individual Performance Assessments. We do not set predetermined individual performance formulas or goals for the NEOs at the beginning of the year. At the end of each year, the CEO evaluates each of the NEOs performance during the year and provides recommendations to the Compensation Committee as to their individual performance assessments. The Compensation Committee performs a similar assessment of our Chairman and Co-CEO. The individual performance assessment process is a discretionary, holistic, multi-faceted assessment of each NEOs performance during the year. Neither the Chairman and Co-CEO nor the Compensation Committee use a specific formula or apply a specific weight when evaluating performance, but rather rely on their business judgment. However, the Chairman and Co-CEO and the Compensation Committee generally take into account one or more of the following factors in connection with the assessment:

●	Implementation and execution of supply chain, lean/continuous improvement initiatives
●	New product development initiatives
●	Customer recognition awards such as “Supplier of the Year” and “Customer Support and Service Champion”
●	Process alignment initiatives driven toward simplifying and standardizing our key processes throughout our business
●	Asset management
●	Domestic and international cost reductions
●	Business integration activities
●	Leadership
●	Strategic planning
●	Financial and operational excellence
●	Customer satisfaction
●	Staff development, talent management and retention
●	Implementation of global human resources strategies
●	Implementation of global tax strategies
●	Improving operating efficiency
●	Implementation of sales strategies
●	Client relationship management

The following table shows the 2013 MIP awards (cash and long-term incentives) expressed as a percentage of base salary and target opportunity.

MIP Award Summary
		Dollar Value
	Dollar Value	of Restricted	Total	Percentage
	of Cash award	Stock Award	MIP Award	of Base	Percentage
Named Executive Officer	($ in thousands)	($ in thousands)	($ in thousands)	Salary	of Target
Amin J. Khoury	$2,266	$1,528	$3,794	288%	100%
Werner Lieberherr	1,022	777	1,799	264%	100%
Thomas P. McCaffrey	922	680	1,602	261%	100%
Sean J. Cromie	400	272	672	151%	100%
Wayne R. Exton	353	240	593	151%	100%
Ryan M. Patch	444	302	746	151%	100%

Annual Long-Term Equity Incentive. We believe the use of long-term equity incentive awards accomplishes important objectives of our executive compensation program by linking executive compensation to long-term stockholder value creation. The level of benefit received by our NEOs is dependent, to a large degree, on the successful execution of our strategy and delivering significant, sustained growth. The long-term equity incentive awards are granted in addition to the MIP restricted stock grants described above.

On October 24, 2013, the Compensation Committee approved grants of restricted stock effective as of December 15, 2013 for each of our NEOs and as of November 15, 2013 for all other eligible participants. This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants made effective as of December 15th of each year for NEOs (November 15th for all other eligible participants). The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock as quoted on the NASDAQ Global Select Market on the date of grant. In addition, as described above, approximately 40% - 43% our NEO’s MIP was paid in the form of four-year time vested restricted shares based on our 2013 performance. As a result, our NEO’s total cash compensation in 2013 decreased by 7% - 15% as compared with 2012, while their long-term incentives (including compensation under the 2013 MIP) increased by 50% -72% as compared with 2012. All grants of restricted stock are made pursuant to our LTIP.

The Company has not granted any stock options since 2006.

Our Compensation Committee does not apply specific formulas in determining the amounts of the annual equity compensation awarded to our NEOs. Rather it reviews a variety of factors, including:

●	our financial performance relative to that of our compensation comparison group (as described below);
●	competitive data provided by an independent compensation consultant; and
●	each NEO’s general performance during the year.

With regard to our financial performance relative to that of the companies in our peer group, the Compensation Committee reviewed revenue growth, operating income growth, EBITDA growth, EPS growth, total stockholder return and return on average equity of the companies in our comparison group over the past one and three year periods ended December 31, 2012, which represented the latest proxy data for our peer group, and noted that our performance was positioned in the 75th percentile for the one and three year periods ended December 31, 2012. As a result of this analysis, the Compensation Committee targeted total direct compensation (including base salary, MIP (cash and restricted stock) and annual restricted stock awards) at approximately the 75th percentile of the amounts awarded to NEOs at the companies in our comparison group.

Using data provided by our independent compensation consultant, the Compensation Committee also considered, with respect to each of our NEOs, the market-competitive range for equity grants, when combined with targeted cash incentives and base salary for executive officers of comparable positions, between the 50th and 75th percentiles of the companies in our peer group, depending on the roles, responsibilities, experience and similar factors for each NEO.

While the Compensation Committee uses the comparative data in making its annual December equity grant determinations, the final determinations are made in its discretion. Taking these factors into consideration (as well as any other factors it deemed important), on December 15, 2013, the Compensation Committee granted shares of restricted stock to each of our NEOs as follows:

LTI Award Summary
	Percentage	Dollar Value
	of Base	of Award	Number of
Named Executive Officer	Salary	($ in thousands)	Shares
Amin J. Khoury	310%	$4,084	47,845
Werner Lieberherr	250%	1,704	19,957
Thomas P. McCaffrey	191%	1,173	13,747
Sean J. Cromie	130%	577	6,763
Wayne R. Exton	130%	510	5,972
Ryan M. Patch	110%	543	6,361

Seventy-five percent of the annual December award to each NEO is subject to time-based vesting and 25% of the annual award is subject to performance-based vesting. The time-based portion of the award vests ratably over a period of three years commencing on the first anniversary of the date of grant.

With respect to the performance-based component, at the beginning of each of the three calendar years following the grant date, the Compensation Committee will set an annual return on equity target (as defined). Vesting of the performance-based portion of the award is subject to the Company achieving the average of the annual return on equity targets established by the Compensation Committee for the three-year period as follows:

●	100% of the performance-based component of the award will vest on the fourth anniversary of the grant if 90% or more of the target is attained;
●	50% percent of the performance-based component of the award will vest on the fourth anniversary of the grant if between 85% and 90% of the target is attained; and
●
For attainment between 80% and 85%, or between 85% and 90% of the applicable performance target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation.

●	No portion of the initial award will vest if less than 80% of the target is attained.

As a result, our NEOs hold 25% of each award for one year after the other shares have vested; the 25% of each award remaining is subject to achieving the performance criteria set forth above.

Total 2013 long-term incentives, including the long-term portion of our MIP, for each of NEOs is set forth as follows:

	Percentage	Dollar Value
	of Base	of Award	Number of
Named Executive Officer	Salary	($ in thousands)	Shares
Amin J. Khoury	426%	$5,612	66,850
Werner Lieberherr	364%	2,480	29,618
Thomas P. McCaffrey	302%	1,853	22,204
Sean J. Cromie	191%	849	10,142
Wayne R. Exton	191%	750	8,956
Ryan M. Patch	171%	845	10,118

With respect to annual awards granted in December 2013, the Company set the return on equity target for calendar year 2013 as 15.3%. Actual return on equity for 2013 was 15.3%. On February 13, 2014, the Compensation Committee set the return on equity target for calendar year 2014 as 15.8%. The return on equity targets for each of calendar years 2015 and 2016 will be set at the beginning of each of these years.

Severance and Change of Control Benefits. We have entered into employment agreements with each of our NEOs, which provide for severance and change in control benefits. The employment agreements are described below in detail under the heading “Employment, Severance and Change of Control Agreements”. Our severance and change of control benefits were determined on the basis of market practices in order to provide a competitive overall compensation package to our NEOs.

Pursuant to the employment agreements, we provide each of our NEOs with severance benefits if their employment is terminated for any reason other than cause or, in some instances, due to their resignation for good reason (as each term is defined in the applicable agreements). In certain cases, the employment agreements require that we pay the executive his salary for the then-existing term of the applicable employment agreement and in other cases provide a severance payment ranging from one to three times the executive’s base salary. For executives who are entitled to retirement benefits, we also provide a lump sum payment equal to the amounts the executive would have received for the remainder of the then-existing term of their agreement. In addition, for some NEOs all outstanding equity awards will vest pursuant to their employment agreements.

The Compensation Committee has expressed concern about the disparity in remuneration to a NEO in the event of termination of employment as a result of retirement versus remuneration for reasons other than “cause”. The Compensation Committee believes that depending on a NEO’s contributions to his or her effective succession plan, including assistance with the identification of a successor and facilitating an effective succession, and other considerations such as the role and tenure of the NEO, his or her contributions to the growth of our Company and the creation of shareholder value during their career with our Company, or to facilitate, in certain circumstances, the retirement of an NEO, the Committee would favorably consider treating a NEO in the same manner in which the executive would be compensated in the event of involuntary termination or a change in control, provided that any such decision would be made at the discretion of the Committee at the time of such retirement on a case by case basis.

In the event of a change of control, the employment of Messrs. Khoury, Lieberherr, McCaffrey and Patch will be automatically terminated. The Company or our successor would have the option to re-hire each individual for a minimum of twelve months but no longer than twenty-four months. Messrs. Cromie and Exton’s employment would continue unless terminated by the successor company. Payments upon a termination are described below on page 34 and, depending on the executive can include payment of base salary and automobile allowance for the balance of the term of their contracts and severance payments ranging from one to three times their base salary. In addition, for all of the NEOs, all outstanding equity awards would immediately vest upon a change in control. In the event that payments or benefits paid to the executive are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code (the “Code”), Messrs. Khoury and McCaffrey will receive an excise tax gross-up from the Company. We provide a similar gross-up payment with respect to excise taxes, interest and penalties payable pursuant to Section 409A of the Code for Messrs. Khoury, McCaffrey and Patch. The Compensation Committee has not approved tax gross-ups for any new executives since 2009.

Retirement Benefits. All of our employees, including our NEOs, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,200. In addition, we provide Messrs. Khoury, Lieberherr and McCaffrey with the following payments in lieu of other retirement benefits:

●
In lieu of retirement benefits, we provide Mr. Khoury with annual payments equal to 150% of his base salary. These payments are made on a quarterly basis in arrears. In addition, we have agreed with Mr. Khoury to make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company less cumulative prior payments.

●
In lieu of retirement benefits, during the years ended December 31, 2011-2013, we deposited to the B/E Aerospace, Inc. 2010 Deferred Compensation Plan, on behalf of Mr. Lieberherr an amount equal to 20% of his base salary in effect as of the date of contribution. This benefit was adjusted to 27.5% of base salary upon Mr. Lieberherr being appointed Co-Chief Executive Officer on January 1, 2014. All retirement contributions to the plan for calendar years 2011 through 2015 will vest in full in January 1, 2016. All retirement contributions made on and after January 1, 2016 will vest in full on the date of contribution. Vesting will accelerate upon (i) the termination of Mr. Lieberherr’s employment due to his death, disability or by us without cause (as defined in his employment agreement), (ii) the date that Mr. Lieberherr meets the requirements of a retirement or disability and (iii) a change in control of the Company.

●
In lieu of retirement benefits, we provide Mr. McCaffrey with an annual payment equal to 50% of his average annual salary for the preceding three-year period multiplied by the number of years of service with the Company, less cumulative prior payments. These payments are made on a quarterly basis in arrears.

Nonqualified Deferred Compensation Plan. The Company adopted its Deferred Compensation Plan in 2010. The plan is a nonqualified deferred compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer salary and bonus. Each of our NEOs is eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant’s deferrals under the Deferred Compensation Plan up to a maximum of 7.5% of the participant’s total base salary and annual cash bonus. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company or (v) meeting the requirements of a disability. During 2013, we made matching contributions for NEOs other than Messrs. Khoury, Lieberherr and McCaffrey, in an aggregate amount of $188,150. Messrs. Khoury, Lieberherr and McCaffrey are not eligible for matching contributions due to the retirement benefits described above. Details regarding 2013 contributions to the plan are set forth under the caption “Fiscal 2013 Deferred Compensation Table” on page 34 of this proxy statement.

Beginning in 2014, the Deferred Compensation Plan was amended to permit the deferral of equity-based awards.

Other Compensation. Our NEOs are eligible to participate in all benefit programs that are generally available to all our employees. In addition, in order to provide a comparative compensation package (based on external studies), we provide our NEOs with the following:

●
Under the Medical Care Reimbursement Plan for Executives, we generally reimburse each of our NEOs (and Mr. Robert Khoury, our former CEO) for medical care expenses that are not otherwise reimbursed by any plan or arrangement up to a maximum benefit of 10% of their base salary per year.

●	We reimburse each of our NEOs for reasonable costs of financial and estate planning.

●	We provide each of our NEOs with a monthly automobile allowance, as described below under the heading “Employment, Severance and Change of Control Agreements.”

●
Under our travel policy, we provide use of a Company-owned aircraft to our CEOs and limited use to Mr. Robert Khoury, to ensure their personal security. As set forth in the “All Other Compensation” column of the Director Compensation Table above and the Summary Compensation Table below, these executives are taxed on the incremental cost relating to their personal use of the aircraft.

To the extent applicable, these amounts are included in the Summary Compensation Table as part of the “All Other Compensation” column.

External Benchmarking

Benchmarking Objectives. We believe our executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities. We benchmark targeted pay levels for essentially every position throughout our organization. Our objective is to establish total targeted compensation (defined as base salary, targeted annual cash incentive, long-term incentives, and, where applicable, payments in lieu of retirement benefits) for our NEOs near the 75th percentile of our peer group. We believe the weighting of each component of our compensation program (as described above under the heading “The Elements of our Compensation Program”) is appropriate given the historically cyclical nature of our industry, which has resulted and may result in several-year periods during which substantially lower cash incentives are awarded.

Benchmarking Process. In 2013 the Compensation Committee retained Mercer, an independent compensation consultant, to assist in the design and implementation of our executive compensation program including the review of market surveys and peer group comparisons. Compensation and other financial data for our peer group are compiled from publicly available information as well as from Mercer’s proprietary database for similarly-sized industrial companies. Because the information is based on publicly available data, the comparisons are always against the data for the immediately preceding year (i.e., the 2013 study was based on data included in the 2012 annual reports and 2012 proxy statements of our peer group).

We believe market data provides a reference and framework for decisions about the base salary, targeted annual cash incentives and the appropriate level of long-term incentives to be provided to each NEO. However, due to variability and the inexact science of matching and pricing executive jobs, we believe that market data should be interpreted within the context of other important factors and should not solely be used to dictate a specific pay level for an executive. As a result, in setting the target pay level of our NEOs, market data is reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

In 2013, Mercer reviewed both the individual components and aggregate composition of our compensation packages for our NEOs focusing on several components of pay including:

●	base salary;

●	actual and targeted cash incentives;

●	total cash compensation (i.e., base salary plus cash incentives);

●	actual and targeted long-term incentives;

●	total direct compensation (i.e., total cash plus long-term incentives); and

●	total direct compensation plus payments in lieu of retirement benefits, to the extent applicable.

Based on this review, Mercer advised the Compensation Committee that, for each of our NEOs:

●	the targeted total cash compensation (including base salary and targeted annual cash incentives) approximated the 75th percentile of our peer group;

●	the targeted total direct compensation (including base salary, annual cash and long-term incentives) approximated the 75th percentile of our peer group;

●	the total actual cash compensation approximated the 75th percentiles of our peer group; and

●
the total actual direct compensation (including base salary, annual cash and long-term incentives) plus payments in lieu of retirement benefits, as applicable, approximated the 75th percentile of our peer group.

Mercer also reviewed our 2012 financial performance (the most current data then available) and determined that:

●	our total shareholder return over the one and three-year periods ended December 31, 2012 were above the 75th percentile of our peer group’ and

●
measuring revenue growth, operating income growth, EBITDA growth, EPS growth based on the performance metric weightings utilized in our MIP, and return on average equity for the one and three-year periods ended December 31, 2012, we were positioned at approximately the median of our peer group.

Compensation Peer Group. The compensation peer group we used in 2013 was comprised of the following 16 companies in the aerospace and defense industries:

●	AAR Corp.
●	Alliant Techsystems
●	Crane Co.
●	Curtiss-Wright Corp.
●	Esterline Technologies Corporation
●	Harris Corporation
●	Hexcel Corporation
●	Huntington Ingalls Ind, Inc.
●	Pentair Ltd.
●	Precision Castparts Corporation
●	Rockwell Collins, Inc.
●	Spirit Aerosystems Holdings
●	Terex Corp.
●	Transdigm Group, Inc.
●	Teledyne Technologies, Inc.
●	Wesco Aircraft Holdings, Inc.

In consultation with Mercer, the Compensation Committee selected these companies for our peer group on the basis that (i) as compared to our Company, they were within a reasonable range for revenue size and equity market capitalization; (ii) they had executive positions comparable to those at our Company which required a similar set of management skills and experience; and (iii) they were representative of organizations that compete with us for business and executive talent. The median 2012 revenues of our peer group were approximately $3.5 billion; our revenues for the year ended December 31, 2012 were approximately $3.1 billion. The Compensation Committee, together with Mercer, reviews our peer group each year. We updated our peer group in 2013 to more closely align our peers from a revenue and industry focus perspective.

Stock Ownership/Prohibited Transactions in Company Securities

Our Board established stock ownership guidelines for our executive officers and non-employee directors. Under these guidelines, our NEOs and members of the Board are required to own shares of the Company’s common stock with a market value of at least a specified multiple of their base salary or annual cash retainer, as applicable, within a reasonable period of time from their election to the Board or appointment as an executive officer, as determined by our Board. The guidelines are five times base salary for the Co-CEOs, three and one-half times base salary for all other executive officers and three times the annual cash retainers for members of our Board. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. At December 31, 2013 all members of our Board and all NEOs were in compliance or making significant progress towards complying with such guidelines.

The Compensation Committee considers all shares held by a director or executive officer toward meeting the ownership requirements including: shares owned outright (including in family trusts and those held by a spouse), time-vested restricted shares, shares or share equivalents held in our 401(k) plan or a deferred compensation plan and shares in our employee stock purchase plan. Unexercised stock options and unearned performance shares are not included toward meeting the guidelines. We do not have any policies requiring our executives to hold shares of common stock received upon vesting or exercise of equity awards. As a result of the delayed vesting and performance based provisions of our restricted stock awards, NEOs hold 25% of each award for one year after the remaining 75% of the shares have vested; the remaining portion of each award is subject to achieving the performance criteria set forth above.

Pursuant to a recently adopted policy, our directors and executive officers are prohibited from engaging in short sales of Company securities. Our officers and directors are also prohibited from selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to Company securities.

Compensation Risks

In 2013, management and the Compensation Committee assessed the Company’s compensation policies and practices and determined that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion we primarily considered the following factors:

●
Executive officers receive a mix of base salary, cash-incentive awards and long-term equity-based awards as compensation, and the cash incentives plus performance based incentives paid to our executive officers in 2013 ranged from approximately 40% - 47% of total direct compensation while base salary and time-based vested long-term equity-based awards accounted for approximately 53% - 60% of total direct compensation. We do not believe the amount of cash-incentives paid to our executive officers would incentivize management to take excessive risks for short-term gains. In fact, effective January 1, 2013, we modified our MIP such that cash bonuses would not exceed certain percentages of base salaries, with the excess of any amount that otherwise would have been awarded absent the limitation on cash bonuses to be instead awarded in the form of restricted shares which vest over a four-year period. As a result the total cash compensation as a percentage of total compensation for Messrs. Khoury, Lieberherr and McCaffrey decreased by approximately 15% each, while total long-term incentives as a percentage of total compensation increased by approximately 50% - 72%, (reflecting our record earnings).

●
Equity-based awards are designed to align the long-term interests of executive officers and stockholders. The performance portion of our long-term equity-based awards vests based on an average return on our equity over a three-year period and the time-based portion of the long-term equity-based awards vests over a three-year period. Due to these vesting periods, we do not believe that our equity-based awards incentivize executive officers to take excessive risks for short-term gains.

●
To align long-term interests of executive officers and our stockholders and to ensure an owner-oriented culture, we have adopted executive stock ownership guidelines that require our executive officers to hold a significant amount of our common stock.

●
To further align the long-term interest of our executives and our stockholders, we adopted an anti-hedging policy which provides that no insider, including NEOs and members of our Board, may engage in short sales of B/E Aerospace, Inc. securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on B/E Aerospace, Inc. securities by officers and directors is prohibited.

●
With the assistance of an independent compensation consultant, the Compensation Committee reviews and approves the targeted annual compensation opportunity and type of compensation available for each executive officer.

●	As part of this review, the Compensation Committee compares the targeted and actual total compensation of each executive officer with their couterparts within the Company’s peer group.

●
On an annual basis, our executive officers provide a certification that they have complied with our Code of Business Conduct. In addition, the Company regularly reviews its code of conduct and our other corporate policies with all employees.

●	We do not have employees who are compensated based on taking significant risks with the Company’s capital.

Compensation Recoupment Policy

In the event of a material restatement of the Company’s financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and may take such actions, if any, as it deems necessary or appropriate in its discretion. The Board will consider whether any executive officer received cash incentive compensation based on the original financial statements because it appeared he or she had achieved financial performance targets which in fact were not achieved based on the restatement. The Board also will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

The actions, if any, that the Board may in its discretion elect to take against a particular executive officer, depending on all the facts and circumstances as determined during their review, could include (i) the recoupment of all or part of any bonus or other cash incentive compensation paid to the executive officer that was based upon the achievement of financial results that were subsequently restated and/or (ii) the pursuit of other available remedies.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to certain executives. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation. To the extent it determines to be reasonably practicable and consistent with the Company’s other compensation objectives the Company will provide our NEOs with compensation programs that will preserve tax deductibility. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

To the extent that any compensation paid to our NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Compensation Committee also takes accounting considerations, including the impact of FASB ASC 718, Compensation – Stock Compensation, into account in structuring compensation programs and determining the form and amount of compensation awarded.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2013 with management. Based on the review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Jonathan M. Schofield
Michael F. Senft
John T. Whates

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each of our NEOs in 2013, 2012 and 2011:

				Non-Equity
				Incentive
			Stock	Plan
			Awards	Compensation	All Other
Name and Principal Position	Year	Salary	($)(1)	($)(2)	Compensatio($)		Total ($)
(a)	(b)	(c)	(e)	(g)	(i)		(j)
Amin J. Khoury	2013	$1,287,554	$4,084,049	$2,265,909	$6,662,273	(3)	$14,299,785
Chairman and Chief Executive	2012	1,181,415	3,744,000	2,895,360	3,973,438	(3)	11,794,213
Officer	2011	1,135,877	3,600,018	2,000,000	3,731,379	(3)	10,467,274

Werner Lieberherr	2013	665,976	1,703,530	1,022,112	183,922	(4)	3,575,540
President and Chief Operating	2012	611,077	1,560,000	1,372,800	155,601	(4)	3,699,478
Officer	2011	543,596	1,500,019	900,000	152,792	(4)	3,096,407

Thomas P. McCaffrey	2013	600,440	1,173,444	921,526	590,707	(5)	3,286,117
Senior Vice President and Chief	2012	550,988	1,076,438	1,237,808	479,777	(5)	3,345,011
Financial Officer	2011	529,908	1,035,030	811,500	453,869	(5)	2,830,307

Sean J. Cromie	2013	433,909	577,290	399,606	87,420	(6)	1,498,225
Vice President and General	2012	397,200	525,013	500,000	92,093	(6)	1,514,306
Manager—Commercial	2011	358,866	507,017	351,000	68,415	(6)	1,285,298
Aircraft Segment

Wayne R. Exton	2013	395,620	509,770	352,865	85,173	(7)	1,343,428
Vice President and General	2012	376,423	500,028	425,000	90,231	(7)	1,391,682
Manager—Business Jet Segment	2011	361,954	480,483	332,640	87,879	(7)	1,262,956

Ryan M. Patch	2013	482,423	542,975	444,242	166,424	(8)	1,636,064
Vice President - Law, General	2012	444,469	500,028	565,000	118,053	(8)	1,627,550
Counsel and Secretary	2011	428,954	477,007	407,500	107,117	(8)	1,420,578

(1)
The amounts reported in the “Stock Awards” column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2013 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for restricted stock awards represent 25% of each stock award. Whether, and to what extent, a NEO realizes value with respect to restricted stock awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment.

(2)
All annual cash bonuses paid to our NEOs under the MIP are reflected in the “Non-Equity Incentive Plan Compensation” column of this table. The amounts shown represent the annual cash incentive payments received by our NEOs under our MIP. These cash awards were earned in 2013, 2012 and 2011 and were paid on February 21, 2014, February 22, 2013 and February 24, 2012, respectively. The MIP is described in detail above in our “Compensation Discussion and Analysis.”

(3)
With respect to Mr. Khoury, the amount reported for 2013, 2012 and 2011 as “All Other Compensation” includes $6,165,918, $3,491,600 and $3,296,800, respectively, for our annual payments in lieu of retirement benefits; $344,600, $303,900 and $312,541, respectively, representing the aggregate incremental cost to us for his personal use of the Company aircraft; $97,429, $118,948 and $67,824, respectively, for estate planning; $10,200, $10,000 and $9,800, respectively, for Company contributions to our 401(k) Plan; $9,246, $11,578 and $5,532, respectively, representing payments under our executive medical plan; and $34,880, $37,412 and $38,882, respectively, relating to an automobile and insurance provided by the Company. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

(4)
With respect to Mr. Lieberherr, the amount reported for 2013, 2012 and 2011 as “All Other Compensation” includes $131,040, $120,000 and $106,000, respectively for our annual payments in lieu of retirement benefits; $10,200, $10,000 and $9,800, respectively, for Company contributions to our 401(k) Plan; $14,878, $12,401 and $23,792, respectively, representing payments under our executive medical plan and an additional amount relating to an automobile allowance and estate planning. Mr. Lieberherr served as Vice President and General Manager for the Commercial Aircraft Segment during 2010, served as President and Chief Operating Officer from 2011 to 2013 and was promoted to Co-Chief Executive Officer on January 1, 2014.

(5)	With respect to Mr. McCaffrey, the amount reported for 2013, 2012 and 2011 as “All Other Compensation” includes

$549,680, $426,973 and $397,078, respectively, for our annual payments in lieu of retirement benefits; $10,200, $10,000 and $9,800, respectively, for Company contributions to our 401(k) Plan; $3,438, $13,260 and $16,865, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance and estate planning.

(6)
With respect to Mr. Cromie, the amount reported for 2013, 2012 and 2011 as “All Other Compensation” includes $10,200, $10,000 and $8,536, respectively, for Company’s contributions to our 401(k) Plan: $1,506, $1,603, and $4,913, respectively, representing payments under our executive medical plan; $0, $0 and $40,788, respectively, for reimbursement of relocation expenses and an additional amount relating to automobile allowance. Mr. Cromie was promoted to Vice President and General Manager of the Commercial Aircraft Segment on January 5, 2011. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2010 and we made a matching contribution under this plan for Mr. Cromie in 2013 of $62,514.

(7)
With respect to Mr. Exton, the amount reported for 2013, 2012 and 2011 as “All Other Compensation” includes $10,200 $10,000 and $9,800, respectively, for Company’s contributions to our 401(k) Plan; $5,637, $6,924 and $12,784, respectively, representing payments under our executive medical plan, and an additional amount relating to an automobile allowance. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2010 and we made a matching contribution under this plan for Mr. Exton in 2013 of $56,136.

(8)
With respect to Mr. Patch, the amount reported for 2013, 2012 and 2011 as “All Other Compensation” includes $10,200, $10,000 and $9,800, respectively, for contributions to the Company’s 401(k) Plan; $73,524, $19,853 and $21,383, respectively, representing payments under our executive medical plan and an additional amount relating to an automobile allowance. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2010 and we made a matching contribution under this plan for Mr. Patch in 2013 of $69,500.

Grants of Plan-Based Awards During 2013

The following table sets forth information concerning incentive awards made to our NEOs in 2013. Awards consisted of restricted stock and cash incentive awards under our MIP as described in detail in our “Compensation Discussion and Analysis.”

		Estimated Future Payouts Under Non-Equity			All Other Stock	Grant Date Fair
		Incentive Plan Awards (1)			Awards: Number of	Value of Stock
	Grant	Threshold			Shares of Stock or	and Options
Name	Date	($)(2)	Target ($)	Maximum ($)	Units (#)(3)(4)	Awards ($)(5)
(a)	(b)	(c)	(d)	(e)	(i)	(l)
Amin J. Khoury	1/1/2013	$—	$2,265,909	$2,265,909	—	$—
	12/15/2013	—	—	—	47,845	4,084,049

Werner Lieberherr	1/1/2013	—	1,022,112	1,022,112	—	—
	12/15/2013	—	—	—	19,957	1,703,530

Thomas P. McCaffrey	1/1/2013	—	921,526	921,526	—	—
	12/15/2013	—	—	—	13,747	1,173,444

Sean J. Cromie	1/1/2013	—	399,606	399,606	—	—
	12/15/2013	—	—	—	6,763	577,290

Wayne R. Exton	1/1/2013	—	352,865	352,865	—	—
	12/15/2013	—	—	—	5,972	509,770

Ryan M. Patch	1/1/2013	—	444,242	444,242	—	—
	12/15/2013	—	—	—	6,361	542,975

(1)
The amounts shown represent the range of annual cash incentive opportunities for each NEO under our 2013 MIP. Effective January 1, 2013, we modified our MIP such that cash bonuses would not exceed certain percentages of base salaries, with the excess of any amount that otherwise would have been awarded absent the limitation on cash bonuses to be instead awarded in the form of restricted shares which vest over a four-year period. As described above in the “Compensation Discussion and Analysis”, the restricted stock awards granted on February 12, 2014 will be reflected in our 2015 proxy statement.

(2)
Since the amount of Non-Equity Incentive Plan awards is determined on the basis of an NEO’s contributions to the success of a segment or the Company, as applicable, no specific threshold can be determined.

(3)
The restricted stock awards includes awards made on December 15, 2013 that were approved by our Compensation Committee at its meeting on October 24, 2013. The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock on the date of grant. All grants of restricted stock are made pursuant to our LTIP.

(4)
The amounts shown represent the aggregate grant date fair value of the long-term incentive awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2013 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for restricted stock awards, represent 25% of each stock award.

(5)
Seventy-five percent of the 2013 annual award is subject to time-based vesting and 25% of the 2013 annual award is subject to performance-based vesting. The time-based portion of this award vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three-year average target, 50% of the performance-based award will vest and (iii) if the Company achieves less than 80% of target no portion of the award will vest. Shares awarded by our Compensation Committee under our MIP vest ratably over a four-year period.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards held by each NEO as of December 31, 2013, which includes unvested shares of restricted stock.

		Stock Awards
		Number of	Market Value of
		Shares or Units	Shares or Units
		of Stock That	of Stock That
		Have Not Vested	Have Not Vested
Name	Grant Date	(#) (1) (2)	($)(3)
(a)	(b)	(g)	(h)
Amin J. Khoury	12/15/2013	47,845	$4,163,950
	12/17/2012	59,004	5,135,118
	12/15/2011	49,724	4,327,480
	12/15/2010	23,574	2,051,645

Werner Lieberherr	12/15/2013	19,957	1,736,858
	12/17/2012	24,585	2,139,633
	12/15/2011	20,718	1,803,088
	12/15/2010	5,490	477,795

Thomas P. McCaffrey	12/15/2013	13,747	1,196,401
	12/17/2012	16,964	1,476,377
	12/15/2011	14,296	1,244,181
	12/15/2010	6,777	589,802

Sean J. Cromie	12/15/2013	6,763	588,584
	12/17/2012	8,274	720,086
	12/15/2011	7,002	609,384
	12/15/2010	1,008	87,726

Wayne R. Exton	12/15/2013	5,972	519,743
	12/17/2012	7,880	685,796
	12/15/2011	6,636	577,531
	12/15/2010	3,223	280,498

Ryan M. Patch	12/15/2013	6,361	553,598
	12/17/2012	7,880	685,796
	12/15/2011	6,588	573,354
	12/15/2010	3,444	299,731

(1)
Seventy-five percent of the 2011, 2012 and 2013 annual restricted stock awards are subject to time-based vesting and 25% of the 2011, 2012 and 2013 annual restricted stock awards are subject to performance-based vesting. The time-based award vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three- year average target, 50% of the performance-based award will vest and (iii) if the Company achieves less than 80% of target no portion of the award will vest. Shares awarded by our Compensation Committee under our MIP vest ratably over a four-year period.

(2)	Excludes shares of time-vesting restricted stock awarded under our MIP in February 2014 with respect to 2013 performance. These shares of restricted stock vest over a four-year period.

(3)	The market value of unvested shares is based on the closing share price of $87.03, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2013.

The table below sets forth (i) the number of shares of restricted stock granted in February 2014 and (ii) the market value of these February shares calculated as if they had been outstanding as of December 31, 2013.

		Stock Awards
		Number of	Market Value of
		Shares or Units	Shares or Units
		of Stock That	of Stock That
		Have Not Vested	Have Not Vested
Name	Grant Date	(#)	($)
(a)	(b)	(g)	(h)
Amin J. Khoury	2/12/2014	19,005	$ 1,654,005

Werner Lieberherr	2/12/2014	9,661	840,797

Thomas P. McCaffrey	2/12/2014	8,457	736,013

Sean J. Cromie	2/12/2014	3,379	294,074

Wayne R. Exton	2/12/2014	2,984	259,698

Ryan M. Patch	2/12/2014	3,757	326,972

Option Exercises and Stock Vested During 2013

The following table provides information concerning vesting of common stock awards held by each NEO during 2013. No options were outstanding in 2013.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Vesting	on Vesting
(a)	(d)(#)(1)	(e)($)(2)
Amin J. Khoury	100,502	$8,572,360

Werner Lieberherr	30,216	2,576,533

Thomas P. McCaffrey	30,206	2,576,518

Sean J. Cromie	8,964	764,257

Wayne R. Exton	14,181	1,209,623

Ryan M. Patch	14,378	1,226,439

(1)	Represents the shares of restricted stock that vested during 2013.

(2)
Represents the number of shares of restricted stock that vested during 2013 multiplied by the closing price of our common stock as reported on the NASDAQ Global Select Market on the applicable vesting date.

Fiscal 2013 Deferred Compensation Table

The B/E Aerospace, Inc. 2010 Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer a portion of their base salary and cash bonus. Beginning in 2014, the plan was amended to permit the deferral of equity-based awards.

A deferral election must be made prior to the beginning of the calendar year in which deferral occurs. Each of our NEOs is eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant’s deferrals under the Deferred Compensation Plan up to a maximum of 7.5% of the participant’s total base salary and annual cash bonus. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company or (v) meeting the requirements of a disability. Messrs. Khoury, Lieberherr and McCaffrey are not eligible for matching contributions due to the retirement benefits they receive as described above in the “Compensation Discussion and Analysis”.

The deferred compensation plan is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching contributions, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. The funds are the same as are available under our 401(k) plan applicable to all employees generally. Participants may change investment elections on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to termination of employment.

During 2013 each of the NEOs (other than Mr. Khoury) elected to defer compensation under the plan and we made matching contributions for these NEOs (other than Messrs. Lieberherr and McCaffrey) totaling $188,150.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance at
Name	in 2013 ($) (1)	in 2013 ($)	in 2013 ($) (1)	12/31/13 ($) (2)
Werner Lieberherr	$253,213	$--	$(47,906)	$763,008
Thomas P. McCaffrey	550,220	--	214,743	1,864,096
Sean J. Cromie	92,030	62,514	28,890	333,872
Wayne R. Exton	74,848	56,136	23,497	425,766
Ryan M. Patch	100,000	69,500	73,010	569,386

(1) All executive contributions are included as compensation in the Summary Compensation Table. Earnings on account balances are not included in the Summary Compensation Table.

(2) Includes current and prior year contributions and earnings.

In addition to the 2010 Deferred Compensation Plan, all of our employees, including our NEOs, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,200.

Employment, Severance and Change of Control Agreements

We have entered into employment agreements with each of our NEOs as described below.

Amin J. Khoury. Mr. Khoury is party to an employment agreement with us, amended and restated as of July 29, 2013, pursuant to which he serves as our Chairman and Chief Executive Officer. The employment agreement has a rolling three-year term so that the term of the agreement extends through three years from any date as of which the term is being determined. Mr. Khoury was appointed Co-Chief Executive Officer effective January 1, 2014. The agreement provides that Mr. Khoury will receive a base salary of $1,317,389 per year, subject to an annual cost-of-living increase and other increases as determined from time to time by our Board. He is also eligible to receive an annual discretionary incentive bonus under our MIP. Mr. Khoury is also eligible to participate in all benefit plans (other than retirement plans) generally available to our executives and we provide him with an automobile and automobile insurance at a cost of approximately $34,880 per year.

General Provisions

In lieu of retirement benefits, we provide Mr. Khoury with annual payments equal to 150% of his base salary. These payments are made on a quarterly basis in arrears. In addition, we make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company. This payment is made in the quarter following the change in salary. All such payments are made to a grantor trust for the benefit of Mr. Khoury, such payments are taxable to Mr. Khoury when paid, and historically have been distributed to Mr. Khoury at the time of payment as provided pursuant to the terms of the trust agreement. These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above.

Mr. Khoury’s employment agreement provides that he and his spouse will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of their lives notwithstanding a termination of his employment for any reason.

Pursuant to the employment agreement, if Mr. Khoury’s employment with us terminates for any reason other than death or “Incapacity” (as defined in the employment agreement), we will enter into a consulting arrangement with him under which he has agreed to provide strategic planning, financial planning, merger and acquisition advice and consultation to us, as well as periodic advice and consultation regarding key staffing and recruitment issues and such other services as we may mutually agree upon. The consulting agreement will extend for a period of five years following Mr. Khoury’s termination of employment. During the duration of his consulting agreement, Mr. Khoury will be entitled to an annual consulting fee equal to 15% of his salary in effect on the day of his termination of employment and will also be entitled to an office, an assistant, travel benefits in accordance with our policy regarding authorization and limitation on officer travel described above in our “Compensation Discussion and Analysis,” automobile benefits and reimbursement for reasonable out-of-pocket business expenses. Unvested restricted stock awards will continue to vest in accordance with the award agreement for so long as Mr. Khoury is providing consulting services under the consulting agreement. During the five-year term, the consulting agreement may not be amended or terminated without the prior written consent of us and Mr. Khoury. In the event of Mr. Khoury’s death or Incapacity during the consulting period, he or his designee will receive a lump sum payment equal to the fees for the then-existing term of the consulting period.

In the event that any payments or other benefits made to Mr. Khoury are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, he will receive an excise tax gross-up payment. Similarly, the agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will also be paid by us.

If there is a dispute between Mr. Khoury and us with respect to any payments due under the employment agreement in connection with a termination of his employment for or without “Good Reason,” for Incapacity or a “Change of Control” (as such terms are defined in the employment agreement), then we will pay the costs of all legal fees and related dispute costs and expenses Mr. Khoury incurs in connection with such dispute.

During the term of his employment agreement and consulting agreement (if applicable) and for a period of two years thereafter, Mr. Khoury is subject to noncompetition and nonsolicitation obligations. In addition, Mr. Khoury is subject to a perpetual confidentiality covenant.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Khoury will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Involuntary Termination. If Mr. Khoury’s employment with us is terminated by us for any reason other than death, Incapacity or in connection with a Change of Control, he is entitled to (i) a lump sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term, (ii) the remaining unpaid balance of his retirement compensation, including the amount he would have received had he remained employed through the remainder of the then-existing term, (iii) immediate vesting of all outstanding equity awards with stock options remaining exercisable for the remainder of their applicable terms, (iv) any earned but unpaid bonuses payable, as determined by the Compensation Committee, for any fiscal periods ending prior to the termination date, and (v) a lump sum severance amount equal to one times his annual base salary.

Good Reason. If Mr. Khoury terminates his employment with us at any time for Good Reason, he is entitled to receive (i) a lump-sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term, (ii) the remaining unpaid balance of his retirement compensation, including the amount he would have received had he remained employed through the remainder of the then-existing term, (iii) a lump-sum severance amount equal to one times his annual base salary, (iv) immediate vesting of all outstanding equity awards with stock options remaining exercisable for the remainder of their applicable terms, and (v) any earned but unpaid bonuses payable for any fiscal periods ending prior to the termination date.

Change of Control. If a Change of Control occurs, Mr. Khoury’s employment will be terminated, and he will be entitled to (i) a lump sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term, (ii) a lump sum equal to the remaining unpaid balance of his retirement compensation, including the amount he would have received had he remained employed through the remainder of the then-existing term, (iii) a lump sum severance amount equal to one times his annual base salary, (iv) any earned but unpaid bonuses payable for any fiscal periods ending prior to the termination date, and (v) accelerated vesting of all outstanding equity awards with any stock options remaining exercisable for the remainder of their applicable terms. Subject to the timely payment of these amounts and the provision of the benefits described in the employment agreement, the Company, its purchaser or successor will have the option to re-hire Mr. Khoury for a minimum of 12 months and up to 24 months beyond the date of the Change of Control, at the same base salary, bonuses, equity awards, benefits, and automobile allowance as in effect on the date of the Change of Control.

Voluntary Termination. If Mr. Khoury terminates his employment with us at any time and for any reason other than due to death, Incapacity, or Good Reason he is entitled to (i) a lump sum severance payment amount equal to one times his annual base salary, (ii) any earned but unpaid bonuses payable, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date, and (iii) the remaining unpaid balance of his retirement compensation as of the date of separation.

Death. In the event of Mr. Khoury’s death, his designee is entitled to (i) a lump-sum payment equal to the salary Mr. Khoury would have received had he remained employed through the remainder of the then-existing term, (ii) the remaining unpaid balance of his retirement compensation as of the date of death, (iii) any earned but unpaid bonuses payable, as determined by the Compensation Committee, for any fiscal periods ending prior to the date of death, (iv) immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms, and (v) a lump-sum death benefit in the amount of $10.0 million death benefit (funded 100% by a whole life insurance policy).

Incapacity. In the event of Mr. Khoury’s termination of employment due to his Incapacity, he is entitled to (i) a lump-sum payment equal to two (2) times the salary (as in effect on the day of termination) that he would have received had he remained employed through the remainder of the then-existing term, (ii) the remaining unpaid balance of his retirement compensation as of the termination date, and (iii) any earned but unpaid bonuses, as determined by the Compensation Committee, for any fiscal periods ending prior to the termination date. In addition, Mr. Khoury will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Werner Lieberherr. Mr. Lieberherr is a party to an employment agreement, amended and restated as of July 29, 2013, and subsequently amended effective January 1, 2014, pursuant to which he serves as our President and Co-Chief Executive Officer. The employment agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined. The employment agreement provides that Mr. Lieberherr will receive a base salary of $940,000 per year (as of January 1, 2014), subject to incremental adjustment from time to time by our Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. Lieberherr is also eligible to participate in all benefit plans, programs and arrangements generally made available to our executives and to receive an automobile allowance of $1,100 per month. Mr. Lieberherr is subject to noncompetition and nonsolicitation obligations during his employment and for a period of three years thereafter. Mr. Lieberherr is also party to the Company’s standard proprietary information and confidentiality agreement.

General Provisions

Our agreement with Mr. Lieberherr provides that we shall make certain tax-deferred contributions allocated to his retirement account (the “Retirement Contributions”) under our 2010 Deferred Compensation Plan (the “SERP”), during each year he is employed by us in an amount equal to 27.5% of his then-current annual salary (as defined in the employment agreement). Mr. Lieberherr must be employed by us on the date of applicable Retirement Contribution to receive this benefit. Each Retirement Contribution is subject to the terms and conditions of the SERP, provided, however, that Retirement Contributions made for calendar years 2011 through 2015 will vest in full on January 1, 2016, so long as Mr. Lieberherr is employed by us on such date, or earlier, upon the advent of certain events, including, but not limited to death, “disability,” “change of control,” and “retirement,” as such terms are defined in the SERP. All Retirement Contributions made on and after January 1, 2016 will vest in full on the date of contribution.

Mr. Lieberherr’s employment agreement provides that if his employment with us is terminated for any reason other than “Cause,” (as such term is defined therein) he and his spouse (and his eligible dependents during such eligibility) will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of his and his spouse’s lives. The employment agreement further provides that in exchange for Mr. Lieberherr’s restrictive non-compete and non-solicitation covenants, in the event his employment with us is terminated without Cause or for “Good Reason” (as such term is defined therein), his unvested equity awards shall, subject to applicable law, become immediately vested and unrestricted or, as applicable, become immediately exercisable and remain so for the remainder of their term. If Mr. Lieberherr’s employment with us is terminated for any other reason than for Cause or Good Reason, then any unvested/unexerciseable equity awards will be considered for immediate vesting/exercisability by our Compensation Committee, as determined in the discretion of the Compensation Committee and/or our Board of Directors.

If there is a dispute between Mr. Lieberherr and us with respect to any payments due under the employment agreement in connection with a termination of his employment without Cause, for or without Good Reason, for “Incapacity” or a “Change of Control” (as such terms are defined in the employment agreement), then we will pay the costs of all legal fees and related dispute costs and expenses Mr. Lieberherr incurs in connection with such dispute.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Lieberherr will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Lieberherr’s designee is entitled to (i) a lump sum payment equal to the salary and automotive allowance that Mr. Lieberherr would have received had he remained employed through the remainder of the then-existing term, and (ii) a lump-sum $5.0 million death benefit (funded 100% by a whole life insurance policy).

Incapacity. Upon the determination of Mr. Lieberherr’s Incapacity by our Board of Directors in accordance with his employment agreement, Mr. Lieberherr’s employment shall be terminated and he is entitled to a lump sum payment equal to (i) the salary and automotive allowance that Mr. Lieberherr would have received had he remained employed through the remainder of the then-existing term, and (ii) any earned but unpaid bonuses, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date.

Termination for Cause. In the event that we terminate Mr. Lieberherr’s employment for Cause, he is only entitled to such compensation and benefits as accrued through the date of termination, except as set forth in any applicable plans, programs or arrangements.

Resignation Without Good Reason. If Mr. Lieberherr terminates his employment with us without Good Reason, he is entitled to any earned but unpaid bonuses, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date.

Termination Without Cause or Resignation for Good Reason. In the event that we terminate Mr. Lieberherr’s employment without Cause, or he terminates his employment with us for Good Reason, he is entitled to a lump-sum payment equal to (i) the salary and automobile allowance he would have received had he remained employed through the remainder of the then-existing term, (ii) an amount equal to one times his annual base salary and automobile allowance, and (iii) any earned but unpaid bonuses, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date.

Change of Control. If a Change of Control occurs, Mr. Lieberherr’s employment will be terminated and he is entitled to receive from the Company or its successor (i) a lump sum payment equal to the salary and automobile allowance he would have received had he remained employed through the remainder of the then-existing term, (ii) a lump sum severance amount equal to one times his annual base salary and automobile allowance, (iii) any earned but unpaid bonuses, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date. Subject to the timely payment of these amounts and the provision of the benefits described in the employment agreement, the Company will have the option to re-hire Mr. Lieberherr for employment with the Company, its purchaser or successor for a minimum of 12 months and up to 24 months beyond the termination date, at the same base salary, bonuses, equity awards, benefits, automobile allowance as in effect as on the date of the Change of Control in exchange for the same services as provided by Mr. Lieberherr prior to the Change of Control, and on such additional terms as the Company and Mr. Lieberherr may mutually agree.

Thomas P. McCaffrey. Mr. McCaffrey is party to an employment agreement with us, amended and restated as of July 29, 2013, pursuant to which he serves as our Senior Vice President and Chief Financial Officer, or CFO. The employment agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined. The employment agreement provides that Mr. McCaffrey will receive a base salary of $614,351 per year during his employment term, subject to cost of living and other incremental increases as determined from time to time by our Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. McCaffrey is also eligible to participate in all benefit plans (other than retirement plans) available to our executives and to receive an automobile allowance of $1,100 per month.

General Provisions

Our agreement with Mr. McCaffrey provides that we will make quarterly payments in lieu of retirement benefits in an annual amount equal to one-half of his average annual salary for the preceding three-year period multiplied by the number of years of service with the Company, less all prior payments. These payments are made to a grantor trust for the benefit of Mr. McCaffrey, such payments are taxable to Mr. McCaffrey when paid, and historically have been distributed to Mr. McCaffrey at the time of payment as provided pursuant to the terms of the trust agreement. These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above. We make these payments on a quarterly basis in arrears.

In the event Mr. McCaffrey’s employment is terminated for any reason other than a termination by us for “Cause,” (as such term is defined in the employment agreement) he will be entitled to any earned but unpaid bonuses, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date, and any accrued but unpaid payments in lieu of retirement benefits as of the termination date. Furthermore, except in the event that we terminate Mr. McCaffrey’s employment for Cause, he and his spouse will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of their lives.

If there is a dispute between Mr. McCaffrey and us with respect to any payments due under the employment agreement in connection with a termination of his employment without Cause, for or without “Good Reason,” for “Incapacity,” or a “Change of Control” (as such terms are defined in the employment agreement), then we will pay the costs of all legal fees and related dispute costs and expenses Mr. McCaffrey incurs in connection with such dispute.

In the event that any payments or other benefits made to him are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, Mr. McCaffrey will receive an excise tax gross-up payment. Similarly, the employment agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

Mr. McCaffrey is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. McCaffrey will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Involuntary Termination; Resignation with Good Reason. In the event Mr. McCaffrey’s employment is terminated by us without Cause or by him for Good Reason, he will receive a lump sum severance amount equal to (i) two times his annual base salary and automobile allowance, and (ii) the annual base salary and automobile allowance he would have received had he remained employed through the remainder of the then-existing term. He will also receive a final payment in lieu of retirement benefits determined as if he remained employed through the remainder of the then-existing term. As a result of such a termination, he will also be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Change of Control. If a Change of Control occurs, Mr. McCaffrey’s employment will be terminated and the Company or its successor shall provide him (i) a lump sum severance amount equal to two times his annual base salary and automobile allowance, (ii) a lump sum equal to the remaining unpaid balance of his retirement compensation determined as if he had been employed through the remainder of the then-existing term of his agreement, (iii) a lump sum amount equal to the sum of the annual base salary and automobile allowance he would have received had he remained employed through the remainder of the then-existing term, and (iv) the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. Subject to the timely payment of these amounts and the provision of the benefits described in the employment agreement, the Company will have the option to re-hire Mr. McCaffrey for employment with the Company, its purchaser or successor for a minimum of 12 months and up to 24 months beyond the termination date at the same base salary, bonuses, equity awards, benefits, automobile allowance as in effect on the termination date, in exchange for the same services as provided by Mr. McCaffrey prior to the Change of Control, and on such additional terms as the Company and Mr. McCaffrey may mutually agree.

Death. In the event of Mr. McCaffrey’s termination due to his death, his designee will receive a lump sum payment equal to the salary and automobile allowance that would have been due to him had he remained employed through the remainder of the then-existing term. In addition, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. Upon his death, (during or after his employment), Mr. McCaffrey’s named beneficiary will receive a $4.0 million death benefit (100% funded by a whole life insurance policy).

Incapacity. Upon the determination of Mr. McCaffrey’s Incapacity by our Board of Directors in accordance with his employment agreement, Mr. McCaffrey’s employment shall be terminated, and he is entitled to receive the annual base salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term. In addition, Mr. McCaffrey will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Resignation Without Good Reason. If Mr. McCaffrey resigns without Good Reason, he is entitled to a lump sum severance payment equal to one times his annual base salary and automobile allowance.

Termination for Cause. If, at any time, Mr. McCaffrey is terminated by us for Cause, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Sean J. Cromie. Mr. Cromie is party to an employment agreement amended and restated as of May 4, 2012, pursuant to which he serves as Vice President and General Manager-Commercial Aircraft Segment. The agreement is for an initial two-year period and is automatically renewed for additional two-year terms unless either we or Mr. Cromie gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Cromie receives an annual salary of $444,007 per year (as of January 1, 2014), subject to adjustment from time to time. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. Cromie is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. Mr. Cromie is subject to noncompetition and nonsolicitation obligations during his employment and for a period of two years thereafter.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Cromie will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Cromie’s designee is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then existing term of the agreement. Mr. Cromie’s eligible dependents will be entitled to continuation of medical, dental and health benefits for one year following his death, subject to mitigation from other sources. In addition, Mr. Cromie’s designee will be entitled to the immediate vesting of all outstanding time-based equity awards.

Incapacity. In the event of the termination of Mr. Cromie’s employment due to his “Incapacity” (as defined in the employment agreement), Mr. Cromie is entitled to a lump sum payment equal to the salary and automobile allowance through the remainder of the then-existing term of the agreement. Mr. Cromie and his eligible dependents will also be entitled to continuation of medical, dental and health benefits for one year following his termination, subject to mitigation from other sources. In addition, upon a termination of his employment due to incapacity, Mr. Cromie will be entitled to the immediate vesting of all outstanding time-based equity awards.

Termination Without Cause. In the event that we terminate Mr. Cromie’s employment without “Cause” (as defined in the employment agreement), he will be entitled to a lump sum payment equal to the sum of his base salary for one year and his base salary for the then-existing term of the agreement. Mr. Cromie and his eligible dependents will also be entitled to continuation of medical, dental and health benefits for one year following his termination, subject to mitigation from other sources. In addition, Mr. Cromie will be entitled to the immediate vesting of all outstanding time-based equity awards.

Change of Control. Following a “Change of Control” (as defined in the employment agreement), if Mr. Cromie resigns for good reason or we terminate his employment without Cause, he will be entitled to continuation of benefits for one year from the termination date, subject to mitigation from other sources and a lump sum payment equal to the sum of his base salary for one year and his base salary for the remainder of then-existing term of the agreement. In addition, Mr. Cromie will be entitled to the immediate vesting of all outstanding time-based equity awards.

Termination for Cause; Resignation Without Good Reason. If Mr. Cromie is terminated by us for Cause or resigns for any reason other than good reason upon Change of Control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Mr. Cromie is also party to the Company’s standard proprietary information and confidentiality agreement.

Wayne R. Exton. Mr. Exton is party to an employment agreement amended and restated as of May 4, 2012, pursuant to which he serves as Vice President and General Manager-Business Jet Segment. The agreement is for an initial two-year period and is automatically renewed for additional two-year terms unless either we or Mr. Exton gives the other party at least 30 days written notice prior to the then-applicable expiration date. Under the terms of his employment agreement, Mr. Exton receives an annual salary of $392,072 per year (as of January 1, 2014), subject to adjustment from time to time. He is also eligible to receive an annual discretionary incentive bonus under our MIP and to participate in the Company’s equity incentive plan as determined by the Compensation Committee in its sole discretion. Mr. Exton is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. Mr. Exton is subject to noncompetition and nonsolicitation obligations during his employment and for a period of two years thereafter.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Exton will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Exton’s designee is entitled to a lump sum payment equal to the salary that he would have received had he remained employed from the termination date through the remainder of the then-existing term of the agreement. In addition, Mr. Exton’s designee will be entitled to the immediate vesting of all outstanding time-based equity awards.

Incapacity. In the event of the termination of Mr. Exton’s employment due to his “Incapacity” (as defined in the employment agreement), Mr. Exton is entitled to a lump sum payment equal to the salary and automobile allowance from the termination date through the remainder of the then-existing term of the agreement. Mr. Exton and his eligible dependents will also be entitled to continuation of medical, dental and health benefits through the remainder of the then-existing term of the agreement, subject to mitigation from other sources. In addition, upon a termination of his employment due to Incapacity, Mr. Exton will be entitled to the immediate vesting of all outstanding time-based equity awards.

Termination Without Cause. In the event that we terminate Mr. Exton’s employment without “Cause” (as defined in the employment agreement), he will be entitled to a lump sum payment equal to the sum of his base salary for one year and his base salary from the termination date through the expiration date. Mr. Exton and his eligible dependents will also be entitled to continuation of medical, dental and health benefits through the remainder of the then-existing term of the agreement, subject to mitigation from other sources. In addition, Mr. Exton will be entitled to the immediate vesting of all outstanding time-based equity awards.

Change of Control. Following a “Change of Control” (as defined in the employment agreement), if Mr. Exton resigns for good reason or we terminate his employment without Cause, he will be entitled to a lump sum payment equal to the sum of his base salary for one year and his base salary from the termination date through the expiration date. In addition, Mr. Exton and his eligible dependents will be entitled to continuation of benefits for the remainder of the then-existing term of the agreement, subject to mitigation from other sources, and Mr. Exton will be entitled to the immediate vesting of all outstanding time-based equity awards.

Termination for Cause; Resignation Without Good Reason. If Mr. Exton’s employment is terminated by us for Cause or resigns for any reason other than good reason upon Change of Control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

 Mr. Exton is also party to the Company’s standard proprietary information and confidentiality agreement.

Ryan M. Patch. Mr. Patch is party to an employment agreement with us, amended and restated as of July 29, 2013, and subsequently amended effective April 29, 2014 pursuant to which he serves as the Vice President – Law, General Counsel and Corporate Secretary of the Company. The agreement has a term which is the period ending three years from any date as to which the term is being determined. Under the terms of his employment agreement, Mr. Patch receives an annual salary of $493,602 per year during the employment term, subject to incremental adjustment from time to time by the Compensation Committee. Mr. Patch is also eligible to receive an annual discretionary incentive bonus under our MIP, and is entitled to an automobile allowance of $1,100 per month. Mr. Patch may participate in all benefits plans, programs and arrangements generally made available to our executive officers.

General Provisions

In the event Mr. Patch’s employment is terminated for any reason other than a termination by us for “Cause” (as such term is defined in the employment agreement), he will be entitled to any earned but unpaid bonuses, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date. Furthermore, except in the event that we terminate Mr. Patch’s employment for Cause, he and his spouse/domestic partner and eligible dependents will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) from the termination date until the third anniversary thereof.

So long as Mr. Patch is employed by us, he is entitled to participate in any applicable equity compensation program in effect from time to time. In the event Mr. Patch’s employment is terminated by us without Cause or upon a “Change of Control,” by Mr. Patch for “Good Reason,” or in the event of his death or “Incapacity” (as such terms are defined in the employment agreement), his unvested equity awards shall, subject to applicable law, become immediately vested and unrestricted or, as applicable, become immediately exercisable and remain so for the remainder of their term. If Mr. Patch’s employment with us is terminated for any other reason, then any unvested/unexerciseable equity awards will be considered for immediate vesting/exercisability by our Compensation Committee, as determined in the discretion of the Compensation Committee and/or our Board of Directors.

If there is a dispute between Mr. Patch and us with respect to any payments due under the employment agreement in connection with a termination of his employment for Incapacity, without Cause, for or without Good Reason, or in connection with a Change of Control, then we will pay the costs of all legal fees and related dispute costs and expenses Mr. Patch incurs in connection with such dispute.

Mr. Patch’s employment agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

Mr. Patch is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Patch will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death. Upon his death, Mr. Patch’s designee is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement.

Incapacity. Upon the determination of Mr. Patch’s Incapacity by our Compensation Committee in accordance with his employment agreement, Mr. Patch’s employment shall be terminated and he is entitled to a lump sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement.

Termination Without Cause; Resignation with Good Reason. In the event that we terminate Mr. Patch’s employment without Cause, or he resigns with Good Reason, he will be entitled to receive a lump-sum amount equal to the sum of (i) the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement, (ii) one times his salary and automobile allowance in effect as of the termination date, and (iii) an amount equal to his target incentive bonus for the year in which his termination occurs.

 Termination for Cause. In the event that we terminate Mr. Patch’s employment for Cause, he is only entitled to such compensation and benefits as accrued through the date of termination, except as set forth in any applicable plans, programs or arrangements.

Change of Control. If a Change of Control occurs, Mr. Patch’s employment will be terminated and the Company or its successor shall provide him with a lump-sum payment equal to (i) the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-existing term of the agreement, (ii) one times his annual base salary and automobile allowance, and (iii) his target incentive bonus for the year in which his termination occurs. Subject to the timely payment of these amounts and the provision of the benefits described in the employment agreement, the Company will have the option to re-hire Mr. Patch for employment with the Company, its purchaser or successor for a minimum of 12 months and up to 24 months beyond the termination date at the same base salary, bonuses, equity awards, benefits, automobile allowance as in effect on the termination date, in exchange for the same services as provided by Mr. Patch prior to the Change of Control, and on such additional terms as the Company and Mr. Patch may mutually agree. In such event, the continuation of the health benefits shall commence on the expiration of such new 12 to 24 month employment period, as applicable, instead of the termination date.

Potential Payments upon a Termination or Change of Control

The tables that follow summarize the potential compensation that would have been payable to each of our NEOs as a result of a termination of the NEOs employment or a change of control. The tables generally assume that the NEOs employment terminated on December 31, 2013 and, if applicable, that the change of control occurred on December 31, 2013. In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $87.03, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2013.

The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the NEOs would have been entitled to receive on December 31, 2013, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he voluntarily resigned on the assumed date of the change of control), including the following:

●	Defined Contribution Plans. Each of the NEOs account balances under the 401(k) plan, including any Company contributions, were fully vested as of December 31, 2013.

●
Vested Equity Awards. Once vested, restricted stock awards are not forfeitable. The number and fair market value of all shares of restricted stock that were vested as of December 31, 2013 are set forth above in the Outstanding Equity Awards at Fiscal Year-End table.

●
Life Insurance. Each of the NEOs is entitled to receive Company paid group term life insurance of one times his or her base salary. This plan is applicable to all of our employees on a nondiscriminatory basis.

●
Deferred Compensation Plan. Employee deferrals are vested upon contribution, and unless otherwise specified by the Compensation Committee, Company contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the Company contribution is made. In the case of death, disability, termination without cause and a change of control, Company contributions will fully vest.

Executive Medical Benefits. Pursuant to their employment agreements, Messrs. Khoury, Lieberherr and McCaffrey and their spouses are entitled to receive medical benefits for the remainder of their lives upon their termination of employment.

The amounts shown in the tables(1) below represent summary estimates of the payments to be made upon each specified termination event as if the event occurred on December 31, 2013, based upon salaries in effect as of December 31, 2013, and do not reflect any actual payments to be received by the NEOs:

Amin J. Khoury

				Change of Control/
				Termination
				Without
				Cause/
Compensation	Voluntary			for Good
Element	Resignation(1)	Incapacity	Death(2)	Reason

Lump-sum of Salary for Contract Term/Severance Payment	$1,317,389	$7,904,334	$3,952,167	$5,269,556

Accrued Incentive Compensation	3,794,101	3,794,101	3,794,101	3,794,101

Retirement Contribution	6,428,858	500,608	500,608	6,428,858

Total Cash Payments	11,540,348	12,199,043	8,246,876	15,492,515

Acceleration of Unvested Equity Awards	--	15,678,193	15,678,193	15,678,193

TOTAL	$11,540,348	$27,877,236	$23,925,069	$31,170,708

(1)	See “Severance and Change of Control Benefits” on page 23 of this proxy statement.
(2)	The table excludes the previously described NEO death benefit agreement, which is funded with a whole life insurance policy.

Werner Lieberherr

				Change of Control/
				Termination
				Without
				Cause/
Compensation	Termination for	Voluntary	Incapacity/	for Good
Element	Cause	Resignation(1)	Death(2)	Reason

Lump-sum of Salary for Contract Term/Severance Payment	$--	$--	$2,820,000	$3,760,000

Accrued Incentive Compensation	--	1,798,953	1,798,953	1,798,953

Benefit Continuation	--	39,600	39,600	52,800

Retirement Contribution	--	--	357,040	357,040

Total Cash Payments	--	1,838,553	5,015,593	5,968,793

Acceleration of Unvested Equity Awards	--	--	6,157,373	6,157,373

TOTAL	$--	$1,838,553	$11,172,966	$12,126,166

(1)	See “Severance and Change of Control Benefits” on page 23 of this proxy statement.
(2)	The table excludes the previously described NEO death benefit agreement, which is funded with a whole life insurance policy.

Thomas P. McCaffrey

				Change of Control/
		Voluntary		Termination
		Resignation		Without
		Without		Cause/
Compensation	Termination	Good	Incapacity/	for Good
Element	for Cause	Reason(1)	Death(2)	Reason

Lump-sum of Salary for Contract Term/Severance Payment	$--	$614,351	$1,843,053	$3,071,755

Accrued Incentive Compensation	--	1,601,553	1,601,553	1,601,553

Benefit Continuation	--	37,589	77,189	90,389

Retirement Contribution	--	151,076	993,605	993,605

Total Cash Payments	--	2,404,569	4,515,400	5,757,302

Acceleration of Unvested Equity Awards	--	--	4,506,762	4,506,762

TOTAL	$--	$2,404,569	$9,022,162	$10,264,064

(1)	See “Severance and Change of Control Benefits” on page 23 of this proxy statement.
(2)	The table excludes the previously described NEO death benefit agreement, which is funded with a whole life insurance policy.

Sean J. Cromie

					Change of Control
	Voluntary					Termination
	Resignation(1)/					Without
Compensation Element	Termination for Cause	Incapacity	Death	Termination Without Cause	Remain Employed	Cause/Resignation with Good Reason

Lump-sum of Salary for Contract Term/Severance Payment	$--	$888,014	$888,014	$1,332,021	$--	$1,332,021

Benefit Continuation	--	29,412	29,412	3,012	--	3,012

Total Cash Payments	--	917,426	917,426	1,335,033	--	1,335,033

Acceleration of Unvested Equity Awards	--	2,005,780	2,005,780	1,226,166	2,005,780	2,005,780

TOTAL	$--	$2,923,206	$2,923,206	$2,561,199	$2,005,780	$3,340,813

(1)	See “Severance and Change of Control Benefits” on page 23 of this proxy statement.

Wayne R. Exton

	Voluntary				Change of Control
	Resignation(1)/				Resignation/	Termination
Compensation Element	Termination for Cause	Incapacity	Death	Termination Without Cause	Remain Employed	Without Cause

Lump-sum of Salary for Contract Term/Severance Payment	$--	$784,144	$784,144	$1,176,216	$--	$1,176,216

Benefit Continuation	--	37,674	--	11,274	--	11,274

Total Cash Payments	--	821,818	784,144	1,187,490	--	1,187,490

Acceleration of Unvested Equity Awards	--	2,063,568	2,063,568	1,135,742	2,063,568	2,063,568

TOTAL	$--	$2,885,386	$2,847,712	$2,323,232	$2,063,568	$3,251,058

(1)	See “Severance and Change of Control Benefits” on page 23 of this proxy statement.

Ryan M. Patch

			Resignation
			with Good Reason
			Change of
	Resignation(1)/		Control/
Compensation	Termination for	Incapacity/	Termination
Element	Cause	Death	Without Cause

Lump-sum of Salary for Contract Term/Severance Payment	$--	$1,480,806	$1,974,408

Accrued Cash Incentive Compensation	--	444,242	444,242

Benefit Continuation	--	260,172	346,896

Total Cash Payments	--	2,185,220	2,765,546

Acceleration of Unvested Equity Awards	--	2,112,479	2,112,479

TOTAL	$--	$4,297,699	$4,878,025

(1)	See “Severance and Change of Control Benefits” on page 23 of this proxy statement.

Policy and Procedures for the Review and Approval of Related Person Transactions

We have adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related person transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Business Conduct.

Under the policy, our Law Department will review all proposed transactions presented to or identified by it involving a related person and in which the Company is a participant and in which the amount exceeds $120,000. The Law Department will present to the Audit Committee for approval any transaction at or above this dollar amount in which the related person may have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following: (1) whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest in such transaction was disclosed to the Company; (2) the terms of the transaction and whether similar terms would have been obtained from an arm’s length transaction with a third party; and (3) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are therefore, not considered related person transactions for purposes of the policy.

The policy requires that our Law Department implement certain procedures for the purpose of obtaining information with respect to related person transactions. These procedures include, among other things, (1) informing, on a periodic basis, our directors, nominees for director and executive officers of the requirement for presenting possible related party transactions to the Law Department for review and (2) reviewing questionnaires completed by directors, nominees for director and executive officers designed to elicit information about possible related person transactions.

Certain Relationships and Related Transactions

Amin J. Khoury is the brother of Company co-founder, Robert J. Khoury. There are no other family relationships among any of our directors and officers. There are no reportable transactions pursuant to this requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of reports furnished to us and, with respect to our directors and officers, written representations that no other reports were required, with respect to the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our directors, officers and greater-than-ten-percent beneficial owners were complied with.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2014 and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2013 fiscal year. In addition to its audit of our consolidated financial statements, Deloitte & Touche LLP also audited the financial statements of our Employee Stock Purchase Plan and Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates performed certain non-audit services.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

For information concerning the appointment of Deloitte & Touche LLP, see Report of the Audit Committee of the Board of Directors above. For information concerning fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, see Principal Accountant Fees and Services below.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2013.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP’s independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the fees incurred in engagements performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, for professional services rendered to B/E Aerospace, Inc. for the fiscal years ending December 31, 2013, and December 31, 2012.

	2013	2012
	(in thousands)	(in thousands)
Audit Fees	$5,968	$5,541
Audit-Related Fees	136	112
Tax Fees	2,229	2,408
Total	$8,333	$8,061

Audit Fees

Audit fees in 2013 and 2012 consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s subsidiaries and services provided in connection with filing registration statements with the SEC.

Audit-Related and All Other Fees

Audit-related fees in 2013 and 2012 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with the Employee Stock Purchase Plan audit, acquisition-related and other services.

Tax Fees

Tax fees in 2013 and 2012 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with services for tax compliance, tax planning, tax advice and tax audit assistance.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates. Any services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, Audit Committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2013, none of the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

Equity Compensation Plan Information

The Company maintains the following equity compensation plans under which the Company’s common stock is authorized for issuance to employees and directors in exchange for services: LTIP, Amended and Restated 1989 Stock Option Plan, 1991 Directors’ Stock Option Plan, United Kingdom 1992 Employee Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan, 2001 Directors’ Stock Option Plan, ESPP and NEDDSP. The United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan have not been approved by the Company’s stockholders; the other plans have received the approval of the Company’s stockholders. The only plans which remain currently active are the LTIP, ESPP and NEDDSP. The following table provides aggregate information regarding the shares of common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2013:

	(a)		(c)
	Number of Securities		Number of Securities
	to be Issued Upon	(b)	Available for Future
	Exercise of	Weighted Average	Issuance Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options,	Outstanding Options,	(Excluding Securities
	Warrants and	Warrants and Rights	Reflected in
Plan Category	Rights (1)	($)	Column (a)) (2)

Equity Compensation Plans approved by security holders (3):	12,000	$ 10.42	5,736,734
Equity Compensation Plans not approved by security holders (4):	19,483	8.99	--
Total	31,483	$ 9.54	5,736,734

(1)	As of December 31, 2013, the weighted average remaining contractual life of all outstanding stock options was 0.8 years.

(2)	Numbers in this column also include rights granted pursuant to the ESPP and rights under the LTIP.

(3)
Awards were granted pursuant to the following plans: the LTIP, the Amended and Restated 1989 Stock Option Plan, the 1991 Directors’ Stock Option Plan, the 2001 Stock Option Plan and the 2001 Directors’ Stock Option Plan. The Company will not make any further awards under the 2001 Stock Option Plan, the 2001 Directors’ Stock Option Plan, the Amended and Restated 1989 Stock Option Plan or the 1991 Directors’ Stock Option Plan.

(4)	Options were granted pursuant to the following plans: United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan. The Company will not make any further awards under these plans.

Non-Stockholder Approved Plans. The material terms of the Company’s non-stockholder approved equity compensation plans are summarized below.

United Kingdom 1992 Employee Share Option Scheme. The Board adopted the United Kingdom 1992 Employee Share Option Scheme on July 15, 1992. The UK plan is a United Kingdom Inland Revenue approved plan that provides for the grant of share options to key employees of the Company and its subsidiaries in the United Kingdom.

The exercise price of the share options granted under the UK plan were determined by the Board and are equal to 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board, share options vested as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. Upon an optionee’s termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, share options will lapse immediately. In addition, upon a change of control of the Company, share options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms.

1996 Stock Option Plan. The Board adopted the 1996 Stock Option Plan on August 16, 1996. The plan provides for the grant of nonstatutory stock options to employees, consultants and advisors of the Company and its subsidiaries other than directors and executive officers. No further option grants will be made under the plan.

The exercise price of the options were determined by the Board but are not to be less than 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board, options vested as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

Upon an optionee’s termination of employment for any reason other than death or for cause, vested options will generally remain exercisable for three months and unvested options will be immediately forfeited. However, if the optionee has been an employee of the Company for at least 10 years at the time of termination, vested options will generally remain exercisable until the original expiration date. In addition, upon a change of control of the Company either (i) all outstanding options will become immediately exercisable at least 20 days prior to the change of control and will terminate upon the effective date of the change of control or (ii) the Board of Directors will provide for the assumption or replacement of the outstanding options by the surviving corporation resulting from the change of control.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2015 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than February 12, 2015 to be considered for inclusion in the Company’s proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the June 12, 2014 release date for this Proxy Statement. For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2015 or 2016, a stockholder’s proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.11 of the Company’s By-laws.

OTHER MATTERS

The Board of Directors is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

Our Proxy Statement and our Annual Report on Form 10-K are available on our website at www.beaerospace.com.

If you want to receive a paper copy or email pdf copy of these documents, you must request one. There is no charge. Please contact:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414-2105
Attention: Investor Relations
Telephone: 561-791-5000

B/E AEROSPACE

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Vote on Directors – The Board of Directors unanimously recommends a vote FOR the listed nominees.

1. Election of Two Class II Directors:

	For	Withhold		For	Withhold
01 - Robert J. Khoury	☐	☐	02 - Jonathan M. Schofield	☐	☐

B Vote on Proposals

	For	Against	Abstain
The Board of Directors unanimously recommends a vote FOR Proposal 2. 2. Say on Pay – An advisory vote on the approval of executive compensation.	☐	☐	☐
The Board of Directors unanimously recommends a vote FOR Proposal 3. 3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐

To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, signer should attach evidence of authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 9 8 7 7 1 2

01UETA

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — B/E Aerospace, Inc.

ANNUAL MEETING
JULY 24, 2014

The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Ryan M. Patch, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of B/E Aerospace, Inc. (the "Company") to be held on July 24, 2014 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 10:30 a.m. (Eastern Time) and at any adjournment thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) FOR Proposal 3, and (4) in the discretion of the named proxies as to any other matter that may properly come up before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 24, 2014. The Company's 2014 Proxy Statement and the Company's Annual Report for 2013 are available at: http://proxy.beaerospace.com/phoenix.zhtml?c=78014&p=proxy.

CONTINUED AND TO BE VOTED ON REVERSE SIDE

B/E AEROSPACE

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by the Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 24, 2014.

Vote by Internet

- Go to **www.investorvote.com/BEAV**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Vote on Directors – The Board of Directors unanimously recommends a vote FOR the listed nominees.

1. Election of Two Class II Directors:

	For	Withhold		For	Withhold
01 - Robert J. Khoury	☐	☐	02 - Jonathan M. Schofield	☐	☐

B Vote on Proposals

	For	Against	Abstain
The Board of Directors unanimously recommends a vote FOR Proposal 2. 2. Say on Pay – An advisory vote on the approval of executive compensation.	☐	☐	☐
The Board of Directors unanimously recommends a vote FOR Proposal 3. 3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐

To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder.

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, signer should attach evidence of authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 1 9 8 7 7 1 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01UESA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — B/E Aerospace, Inc.

ANNUAL MEETING
JULY 24, 2014

The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Ryan M. Patch, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of B/E Aerospace, Inc. (the "Company") to be held on July 24, 2014 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 10:30 a.m. (Eastern Time) and at any adjournment thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) FOR Proposal 3, and (4) in the discretion of the named proxies as to any other matter that may properly come up before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 24, 2014. The Company's 2014 Proxy Statement and the Company's Annual Report for 2013 are available at: http://proxy.beaerospace.com/phoenix.zhtml?c=78014&p=proxy.

CONTINUED AND TO BE VOTED ON REVERSE SIDE